Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CEPTON, INC.,

KOITO MANUFACTURING CO., LTD.

and

PROJECT CAMARO MERGER SUB, INC.

Dated as of July 29, 2024

i

EXHIBITS

Exhibit A	Form of Amended and Restated Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 29, 2024, by and among Cepton, Inc., a Delaware corporation (the “Company”), KOITO MANUFACTURING CO., LTD., a corporation organized under the laws of Japan (“Parent”), and Project Camaro Merger Sub, Inc., a Delaware corporation and an indirectly wholly owned subsidiary of Parent (“Merger Sub”). The Company, Parent and the Merger Sub are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.” All capitalized terms that are used in this Agreement and not otherwise defined shall have the respective meanings given to them in Section 1.01.

WITNESSETH:

WHEREAS, the Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and an indirect Subsidiary of Parent (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which, except as otherwise provided in Article 2, each outstanding share of the Company Common Stock (as defined below), issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration (as defined below);

WHEREAS, the board of directors of the Company (the “Company Board”) (acting upon the unanimous recommendation of a special committee thereof consisting only of independent and disinterested directors (the “Special Committee”)), at a meeting duly called and held, has (i) determined that the Merger and the other transactions contemplated hereby (collectively, the “Transaction”), are fair to and in the best interests of the Company and its stockholders other than Parent, Merger Sub or any of their respective Affiliates or the Rolling Stockholders (such other stockholders, the “Unaffiliated Stockholders”), (ii) approved, adopted and declared advisable this Agreement and the other Transaction Documents to which the Company is a party, (iii) directed that this Agreement and the Transaction be submitted to the Company Stockholders for adoption, and (iv) subject to the terms of this Agreement, resolved to recommended that the Company Stockholders adopt this Agreement and approve the Transaction (such recommendation, the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has approved, and declared advisable, this Agreement and the Transaction;

WHEREAS, the board of directors of Parent has approved this Agreement and the Transaction, and Parent, in its capacity as the sole member of Project Camaro Holdings, LLC, a Delaware limited liability company (“Holdco”), shall cause Holdco, in its capacity as the sole stockholder of Merger Sub, to approve the adoption of this Agreement;

WHEREAS, concurrently with this Agreement, Parent, Holdco and each of the Rolling Stockholders has entered into rollover agreement, dated as of the date hereof (the “Rollover Agreement”), pursuant to which, immediately prior to the Effective Time, the Rolling Stockholders and Parent will contribute an agreed number of the shares of Company Common Stock and Series A Preferred Stock owned by the Rolling Stockholders and Parent to Holdco in exchange for equity interests in Holdco;

WHEREAS, Parent has entered into a letter agreement with each of the Key Employees (the “New Employment Letter Agreements”), containing, among other things, the principal terms of the new employment agreement to be entered into between such Key Employee and Cepton Technologies (as defined below) (the “New Employment Agreements”) prior to the Closing, which would supersede the New Employment Letter Agreement in its entirety and would become effective immediately upon the Closing;

WHEREAS, concurrently with the execution of this Agreement, Parent and the Supporting Stockholders have executed and delivered voting support agreements, dated as of the date hereof (the “Voting Support Agreements”), pursuant to which, among other things, such Supporting Stockholders have agreed, subject to the terms thereof, to vote, or cause to be voted, all of the shares of Company Common Stock beneficially owned by such Supporting Stockholders in favor of the adoption of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, Parent has caused to be delivered to the Company the waiver of any and all approval, consent or notice rights required to be obtained from or provided to Parent or any of its Affiliates in connection with the approval of the Transaction pursuant to the Investor Rights Agreement (the “Koito Approval”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

Article 1
Definitions & Interpretations

Section 1.01. Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

“Acquisition Proposal” means any inquiry, indication of interest, offer or proposal (other than an inquiry, indication of interest, offer or proposal by Parent or Merger Sub pursuant to this Agreement) relating to an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Transaction) involving:

(a) any direct or indirect purchase or other acquisition by any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) of Persons of shares of capital stock of the Company, including pursuant to a tender offer or exchange offer, that if consummated in accordance with its terms would result in such Person or “group” of Persons beneficially owning (i) more than 20% of the Company Common Stock outstanding (on an as-converted, exchanged or exercised basis, if applicable) or (ii) securities convertible, exchangeable or exercisable into more than 20% of the Company Common Stock outstanding (on an as-converted, exchanged or exercised basis, if applicable), in either case, after giving effect to the consummation of such purchase or other acquisition;

(b) any direct or indirect purchase, lease, exchange, transfer, exclusive license or other acquisition by any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) of Persons, or stockholders of any such Person or group of Persons, of more than 20% of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(c) any merger, consolidation, business combination, joint venture, repurchase, redemption, share exchange, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) of Persons, or stockholders of any such Person or group of Persons, would beneficially own equity of the Company representing (i) more than 20% of the Company Common Stock outstanding (on an as-converted, exchanged or exercised basis, if applicable) or (ii) securities convertible into more than 20% of the Company Common Stock outstanding (on an as-converted, exchanged or exercised basis, if applicable), in either case, after giving effect to the consummation of such transaction.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise; provided that the Company and any of its Subsidiaries, on the one hand, and Parent and any of its Subsidiaries, including Merger Sub, on the other hand, shall not be deemed to be Affiliates of one another.

“Anti-Corruption Laws” means all applicable Laws and all other statutory or regulatory requirements relating to anti-corruption, anti-bribery and anti-money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and any other Law implementing the Organization for Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions applicable to the Company.

“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transaction.

“Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2023 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC on April 1, 2024.

“Business Combination Agreement” means the Business Combination Agreement, dated as of August 4, 2021, by and among the Company, GCAC Merger Sub Inc. and Cepton Technologies, as amended.

“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York City, New York, or Tokyo, Japan.

“Burdensome Condition” means any condition, restriction or other action required, imposed or requested by CFIUS that would reasonably be expected to impose a material burden or have a material adverse impact on the Parent’s or its Affiliates’ ability to retain or operate their respective businesses, operations, product lines or assets (including those acquired in the Merger) from and after the Closing.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748).

“Cepton Technologies” means Cepton Technologies, Inc., a Subsidiary of the Company.

“CFIUS” means the Committee on Foreign Investment in the United States or any successor entity, and any member agency thereof acting on its behalf.

“CFIUS Approval” means either (a) a written notice shall have been issued by CFIUS that it has concluded that the Transaction does not constitute a “covered transaction” and is not subject to review under Section 721, (b) a written notice shall have been issued by CFIUS stating that it has determined that there are no unresolved national security concerns with respect to the Transaction and that it has concluded all action under Section 721, and no Burdensome Condition shall have been unilaterally imposed by CFIUS, or (c) in the event that CFIUS has sent a report to the President of the United States requesting the decision of the President pursuant to Section 721, (1) the President has announced a decision not to take any action to suspend, prohibit or place any limitations that would constitute a Burdensome Condition on the Transaction or (2)

having received a report from CFIUS requesting the President’s decision, the President has not taken any action after 15 days from the date the President received such report from CFIUS.

“Code” means the Internal Revenue Code of 1986.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation Change” means for the Company Board, to withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to the Transaction; publicly adopt, approve or recommend an Acquisition Proposal; in connection with a tender or exchange offer by a third party; fail to recommend against such offer by the close of business on the tenth (10th) U.S. Business Day after its commencement; or fail to include the Company Board Recommendation in the Proxy Statement; provided, that, for the avoidance of doubt, but subject to compliance by the Company with the terms of Section 6.03, none of (a) the determination by the Company Board in accordance with Section 6.03(b) that an Acquisition Proposal constitutes a Superior Proposal, (b) the disclosure by the Company of such determination in accordance with Section 6.03(b), (c) the delivery by the Company of the notice required by Section 6.03(c) or (d) the making of any communication in accordance with Section 6.03(d), shall in itself constitute a Company Board Recommendation Change.

“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

“Company Fundamental Representations” means the representations and warranties set forth in the first, fourth and fifth sentences of Section 4.01 (Organization; Good Standing); Section 4.02 (Corporate Power; Enforceability); Section 4.03(a) (Company Board Approval); Section 4.03(b) (Anti-Takeover Laws); Section 4.04 (Requisite Stockholder Approval); Section 4.05(a) (Non-Contravention); Section 4.07 (Company Capitalization); and Section 4.26 (Brokers).

“Company Material Adverse Effect” means any change, event, effect, occurrence or circumstance that, individually or in the aggregate, (x) has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) prevents or materially impairs or materially delays, or would reasonably be expected to prevent or materially impair or materially delay, the consummation of the Transaction; provided, however, that, with respect to clause (x) above, none of the following, and no change, event, effect, occurrence or circumstance to the extent arising out of or resulting from the following (in each case, by itself or when aggregated), will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur (subject to the limitations set forth below):

(i) changes generally affecting the global or national economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; and changes in conditions in the industries in which the Company and its Subsidiaries conduct business;

(ii) changes or prospective changes in, or issuances of new, Law or GAAP or accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, including any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement;

(iii) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics and other force majeure events (including any escalation or general worsening thereof);

(iv) the execution, announcement or performance of this Agreement or the consummation of the Transaction, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any claims (or threats of claims) or litigation (or threats of litigation) arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement, the Transaction or the Proxy Statement (as defined herein), or the identity of, or any facts and circumstances relating solely to, Parent, Merger Sub or any of their controlled Affiliates;

(v) any action taken by the Company or its Subsidiaries that is expressly required by this Agreement or with Parent’s express written consent or at Parent’s express written request, or the failure to take any action by the Company or its Subsidiaries if that action is expressly prohibited by this Agreement;

(vi) any change or prospective change in the Company’s credit ratings (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(vii) any decline in the market price, or change in trading volume, of the capital stock of the Company (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(viii) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow, cash position or other operating metrics (it being understood that the exception in this clause (viii) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to herein (if not otherwise falling within any of the exceptions provided by clauses (i) through (vii) hereof) is a Material Adverse Effect);

(ix) any breach by Parent or Merger Sub of this Agreement; and

(x) any item set forth on Section 1.01 of the Company Disclosure Letter under the heading “Company Material Adverse Effect.”

except, in each case of clauses (i) to (iii), to the extent that such change, event, effect or circumstance has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company and its Subsidiaries conduct business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Options” means any compensatory options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise. For the avoidance of doubt, Company Options shall not include any option to purchase shares of Company Stock under the Employee Stock Purchase Plan or any Warrants.

“Company Products” means all Lidar devices, Software and other products, services, programs and items (tangible and intangible), in each case, which are currently marketed, licensed, sold or offered for sale by the Company and any services performed by or on behalf of the Company, or from which the Company or its Subsidiaries have derived within the three years preceding the date hereof or is currently deriving revenue from the sale, license, maintenance or other provision thereof.

“Company PSUs” means any performance-based restricted stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

“Company RSUs” means any service-based restricted stock units or deferred stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Company Stock Plans” means the Company’s 2016 Stock Incentive Plan, 2022 Equity Incentive Plan and Employee Stock Purchase Plan, each as may have been amended through the date of this Agreement, and each other Employee Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

“Company Systems” means all Software (including Company Products), computer hardware (whether general or special purpose), information technology, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems (including any outsourced systems and processes) that are owned, leased, licensed or used by or for, or otherwise relied on by, the Company or its Subsidiaries in the conduct of their businesses.

“Company Termination Fee” means an amount equal to $1,250,000.

“Compensation Committee” means the Compensation Committee of the Company Board or such committee of the Company Board with the duties customarily fulfilled by a compensation committee of a board of directors.

“Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding instrument, commitment, understanding, undertaking or agreement.

“Conversion Shares” means (i) any Company Common Stock issuable upon the conversion of the shares of Series A Preferred Stock and (ii) any Company Common Stock issuable as a dividend on the shares of Series A Preferred Stock (if any).

“Data Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Data or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company or its Subsidiaries, to the conduct of their businesses, or to any of the Company Systems, Company Products or any Sensitive Information: (a) the Company’s and its Subsidiaries’ own published written rules, policies and procedures; (b) applicable Laws (including, as applicable, the California Consumer Privacy Act, the General Data Protection Regulation (EU) 2016/679 (the “GDPR”), and the ePrivacy Directive 2002/58/EC (“ePrivacy Directive”)); and (c) Contracts the Company or any of its Subsidiaries has entered into or by which it is otherwise bound.

“Earnout Shares” has the meaning given to it in the Business Combination Agreement.

“Employee Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other plan, program, arrangement, policy or contract relating to severance, change in control, employment, compensation, vacation, incentive, bonus, retention, equity or equity-based compensation (including all awards or purchases under the Company Stock Plans), deferred compensation or other benefit plan, program, arrangement or policy sponsored, maintained or contributed to by the Company or any Subsidiary of the Company for the benefit of any current or former Service Provider or any spouse, dependent, or beneficiary thereof, or with respect to which the Company or any Subsidiary of the Company has or reasonably expects to have any liability or obligation.

“Environmental Law” means any Law relating to public or worker health and safety (to the extent relating to exposure to Hazardous Materials), the protection of the environment (including ambient or indoor air, surface water, groundwater or land) or pollution, including any such Law relating to Hazardous Materials (and including any such Law relating to Hazardous Materials in products manufactured or sold by the Company and its Subsidiaries and associated labeling or packaging content requirements, restrictions relating to environmental attributes, or product takeback or end-of-life requirements).

“Environmental Permits” means Governmental Authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is (or was at any relevant time) a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is (or was at any relevant time) a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Foreign Regulatory Authority” means any foreign Governmental Authority with regulatory authority over Company Products.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Government Official” means (a) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, or (b) any political party or party official or candidate for political office.

“Governmental Authority” means any government, political subdivision, governmental, administrative or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial arbitral body, or state-owned or controlled enterprise, in each case whether federal, national, state, county, municipal, provincial, local, foreign, supranational or multinational.

“Governmental Authorization” means any authorizations, approvals, licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including, pursuant to

Antitrust Laws) issued by or obtained from, and notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

“Hazardous Materials” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance or material, and any substance, waste, or material that is regulated by or for which standards of conduct or liability may be imposed pursuant to Environmental Laws, including petroleum and petroleum byproducts, per- and poly-fluoroalkyl substances, polychlorinated biphenyls, lead, asbestos, noise, radiation, toxic mold, odor and pesticides.

“Indirect Capital Gains Tax” means any Tax imposed on Parent or any of its Affiliates (including the Surviving Corporation from and after the Effective Time) in connection with the indirect transfer of capital stock (not limited to capital gains on shares but also including any Tax on any assets including Real Property) in any Subsidiary of the Company, incurred in connection with this Agreement and the Transaction.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including: (a) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, applications therefor, and reexaminations in connection therewith (“Patents”); (b) all copyrights, works of authorship (whether or not copyrightable), moral rights, and all registrations, applications and renewals therefor and any other rights corresponding thereto throughout the world (“Copyrights”); (c) trademarks, service marks, internet domain names, corporate names, trade names (including social media handles and accounts), trade dress rights and similar designation of origin and rights therein, other indicia of origin, and all registrations, renewals and applications in connection therewith, together with all of the goodwill associated with any of the foregoing (“Marks”); (d) rights in trade secrets and confidential and proprietary information, including trade secrets, know-how, business rules, data analytic techniques and methodologies, formulae, ideas, concepts, discoveries, innovations, improvements, results, reports, information, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production processes and techniques, designs, specifications, and blueprints (collectively, “Trade Secrets”); (e) rights in Software; and (f) rights in data, databases, data repositories, data lakes and collections of data (collectively, “Data”).

“Intervening Event” means any change, event, effect or circumstance that has materially affected the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole (other than any event, occurrence, fact or change resulting from a breach of this Agreement by the Company), in each case that (i) is not known or is not reasonably foreseeable by, or if known or reasonably foreseeable, the effect of which was not known or reasonably foreseeable, the Company Board as of the date hereof, which change, event, effect or circumstance becomes known to the Company Board prior to receipt of the Requisite Stockholder Approval and (ii) does not relate to any Acquisition Proposal, Parent or Merger Sub; provided that in no event shall the following constitute, or be taken into account in determining the existence of, an Intervening Event: (A) the fact that the Company and its Subsidiaries meet or exceed any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow, cash position or other operating metrics (it being understood that the underlying cause of any such events may be taken into consideration when determining whether an Intervening Event has occurred); (B) change in the market price, or change in trading volume, of the capital stock of the Company, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether an Intervening Event has occurred); or (C) any item set forth on Section 1.01 of the Company Disclosure Letter under the heading “Intervening Event.”

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of January 19, 2023, between the Company and Parent.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Key Employees” means Dr. Jun Pei, Liqun Han and Dongyi Liao.

“Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of any of the Company’s Chief Executive Officer, Interim Chief Financial Officer, Chief Technology Officer and Chief Operating Officer (each, a “Knowledge Person” and collectively, “Knowledge Persons”).

“Law” means any federal, national, state, county, municipal, provincial, local, foreign, supranational or multinational law, act, statute, constitution, common law, ordinance, code, decree, writ, order, judgment, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any claim, action, charge, complaint, lawsuit, litigation, audit, investigation, inquiry, proceeding, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator or other tribunal.

“Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (except for those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Contract” means any of the following Contracts of the Company or any of its Subsidiaries:

(a) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries taken as a whole, that was filed or is required to be filed prior to the Closing Date, with the Company SEC Reports; and

(b) except for the New Employment Agreements, any Contract with Dr. Jun Pei, Dr. Jun Ye, Dr. Mark McCord, Mr. Yupeng Cui, or any of their respective Affiliates.

“NASDAQ” means the Nasdaq Capital Market and any successor stock exchange or inter-dealer quotation system operated by the Nasdaq Capital Market or any successor thereto.

“Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Parent Fundamental Representations” means the representations and warranties set forth in Article 5.

“Parent Termination Fee” means an amount equal to $5,000,000.

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (c) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (d) pledges or deposits to secure the performance of appeal bonds, fidelity bonds and other obligations of a similar nature, in each case in the ordinary course of business; (e) easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances), and zoning, building and other similar codes or restrictions, in each case imposed by any governmental authority having jurisdiction over the Leased Real Property and that do not adversely affect in any material respect, and are not violated by, the current use, operation or occupancy of such Leased Real Property or the operation of the business of the Company and its Subsidiaries thereon; (f) Liens the existence of which are disclosed in the notes to the most recent consolidated financial statements of the Company included in the Company SEC Reports; (g) any non-exclusive license of any Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business; and (h) statutory, common law or contractual liens (or other encumbrances of the type) securing payments not yet due including liens of landlords pursuant to the terms of any lease or liens against the interests of the landlord or owner of any Leased Real Property, in each case, unless caused by the Company or any of its Subsidiaries.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

“Personal Information” means any Data or other information (including protected health information) (a) that, alone or when combined with other Data, identifies, allows the identification of, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual, including any personally identifiable Data (e.g., name, address, phone number, email address, financial account number, payment card Data, government issued identifier, and health or medical information), or (b) that is otherwise protected by or subject to any applicable Laws concerning Data protection, privacy, or security, or considered personal information or personal data under applicable Laws.

“Private Warrants” means the warrants to acquire up to 517,000 shares of Company Common Stock issued at the time of Growth Capital Acquisition Corp.’s initial public offering.

“Process” (or “Processing” or “Processed”) means any operation or set of operations which is performed on Data or other information or sets or collections thereof, such as the development, access, collection, use, adaption, recording, retrieval, organization, structuring, erasure, exploitation, processing, storage, sharing, copying, display, distribution, transfer, transmission, disclosure, aggregation, destruction, or disposal thereof.

“Public Warrants” means the warrants to acquire up to 862,500 shares of Company Common Stock issued and outstanding on the date of this Agreement originally issued as a component of the units sold in Growth Capital Acquisition Corp.’s initial public offering.

“Real Property” means real property, including all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“Registered Intellectual Property” means all United States, international and foreign (a) Patents and Patent applications (including provisional applications); (b) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks, including, for clarity, internet domain names); and (c) registered Copyrights and applications for Copyright registration.

“Rolling Stockholders” means Dr. Jun Pei, Dr. Mark McCord and Yupeng Cui.

“Sanctioned Country” means any country or territory that is the subject of comprehensive Sanctions Laws (currently Cuba, Iran, North Korea, Syria, Crimea, the so-called Luhansk People’s Republic and so-called Donetsk People’s Republic, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited pursuant to any Sanctions Laws, including (a) any Person identified in any sanctions list or regulation maintained by the United States, the United Kingdom, the European Union, Japan, the United Nations Security Council or other Governmental Authority administering Sanctions Laws; (b) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (c) any other person with whom dealings are restricted or prohibited under any Sanctions Laws, including by reason of a relationship of ownership, control, or agency with a person identified in (a) or (b).

“Sanctions Laws” means all Laws of the United States, the United Kingdom, the European Union, Japan, any other member state of the Organization for Economic Cooperation and Development, or the United Nations Security Council concerning embargoes, economic sanctions, export restrictions, the ability to make or receive international payments, the ability to engage in international transactions, or the ability to take an ownership interest in assets located in a foreign country, including without limitation those administered by the Office of Foreign Assets Control of the United States Department of Treasury, the Bureau of Industry and Security of the United States Department of Commerce, and the United States Department of State.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Section 721” means Section 721 of the Defense Production Act.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means actions that have resulted in an actual or alleged cyber or security incident that have had or would reasonably be expected to have an adverse effect on a system (including Company Systems) or any Sensitive Information (including any Processed, stored, or transmitted thereby or contained therein), including an occurrence that has jeopardized or would reasonably be expected to jeopardize the confidentiality, integrity, or availability of a system or any Sensitive Information. A Security Incident includes incidents of security breach, denial of service, phishing attack, ransomware and malware attack; or the unauthorized entry, access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Company Systems or Sensitive Information, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Sensitive Information” means, in any form or medium, any (a) Trade Secrets or other material confidential information, (b) privileged or proprietary information that, if compromised through any theft, interruption, modification, corruption, loss, misuse or unauthorized access or disclosure, could cause serious harm to the organization owning it, (c) information protected by Law, and (d) Personal Information.

“Series A Certificate of Designations” means the Series A Certificate of Designations of the Series A Preferred Stock of the Company, dated as of January 18, 2023.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $0.00001 per share, the terms of which are set forth in the Series A Certificate of Designations.

“Service Provider” means any director, officer, employee or individual independent contractor of the Company or any of its Subsidiaries.

“Software” means, in any form or medium, any and all software and computer programs, source code, object code, software implementations of algorithms, models and methodologies, firmware, and application programming interfaces.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

“Subsidiary Securities” has the same meaning ascribed to “Company Securities”, except that all references to “the Company” therein shall be deemed to be replaced with “any Subsidiary of the Company”.

“Superior Proposal” means any bona fide written Acquisition Proposal for an Acquisition Transaction that the Company Board or the Special Committee has determined in good faith (after consultation with its financial advisors and outside legal counsel) (a) has terms more favorable from a financial point of view to the Unaffiliated Stockholders than the Transaction (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(b)), and (b) is reasonably likely to be consummated on its terms (in the case of each of clauses (a) and (b), taking into account any legal, regulatory, financial, timing, financing and other aspects of such proposal, including the identity of the Person making the proposal). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “20%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%.”

“Supporting Stockholder” means each of Dr. Jun Pei, Dr. Jun Ye and Dr. Mark McCord.

“Tax” or “Taxes” means any taxes and similar assessments, fees, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, excise, duty, franchise, capital stock, transfer, payroll, employment, severance, and estimated tax, and any unclaimed property or escheat obligations, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not, and any secondary liabilities for any of the foregoing amounts payable as a transferee or successor, by assumption or by Contract or by operation of Law.

“Tax Return” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Transaction Documents” means this Agreement, the Rollover Agreement, the Voting Support Agreements and any other documents or agreements executed in connection with the transactions contemplated hereby or thereby.

“Transfer Taxes” means any transfer, sales, use, stamp, documentary, registration, value added or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes.

“Treasury Regulations” means the temporary and final regulations promulgated under the Code by the United States Department of Treasury.

“U.S. Business Day” means a “business day” as determined in accordance with Rule 100 of Regulation M promulgated by the SEC.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws regarding plant closings or mass layoffs.

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 29, 2021, by and between the Company and Continental Stock Transfer & Trust Company relating to the Warrants.

“Warrants” means the Private Warrants and the Public Warrants.

Section 1.02. Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Bylaws	4.01
Capitalization Date	4.07(a)
Certificate of Merger	2.03
Certificates	3.02(a)
CFIUS Notice	7.02(b)
Charter	4.01
Chosen Courts	10.10
Closing	2.02
Closing Date	2.02

Term	Section Reference
Collective Bargaining Agreement	4.20(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Intellectual Property	4.16(b)
Company Owned IP	4.16(b)
Company Preferred Stock	4.07(a)
Company SEC Reports	4.09
Company Securities	4.07(d)
Company Software	4.16(i)
Company Stockholder Meeting	7.04(a)
Confidentiality Agreement	10.04
Continuing Employee	7.11(a)
Copyrights	Definition of “Intellectual Property”
Craig-Hallum	4.26
D&O Insurance	7.10(c)
Data	Definition of “Intellectual Property”
DGCL	Recitals
Dissenting Shares	3.08(a)
Draft CFIUS Notice	7.02(b)
Effective Time	2.03
Electronic Delivery	10.14
End Date	9.01(c)
ePrivacy Directive	Definition of “Data Security Requirements”
Excluded Shares	3.01(d)
GDPR	Definition of “Data Security Requirements”
Holdco	Recitals
Indemnified Person	7.10(a)
Knowledge Persons	1.01
Koito Approval	Recitals
Lease	4.14(b)
Leased Real Property	4.14(b)
Marks	Definition of “Intellectual Property”
Merger	Recitals
Merger Consideration	3.01(e)(i)
Merger Sub	Preamble
New Employment Agreements	Recitals
New Employment Letter Agreements	Recitals
NHTSA	4.17(b)
Non-Recourse Party	10.12
Non-U.S. Benefit Plan	4.19(i)
Parent	Preamble
Party	Preamble
Patents	Definition of “Intellectual Property”
Paying Agent	3.02(a)

Term	Section Reference
Proxy Statement	7.03(a)
Purchase Agreement	4.07(b)
Representatives	6.03(a)
Requisite Stockholder Approval	Section 4.04
Rollover Agreement	Recitals
Schedule 13E-3	7.03(b)
Special Committee	Recitals
Subsidiary Shares	3.01(b)
Surviving Corporation	Recitals
Termination Expenses	9.02(c)(iii)
Trade Secrets	Definition of “Intellectual Property”
Transaction	Recitals
Unaffiliated Stockholders	Recitals
Uncertificated Shares	3.02(a)
Voting Support Agreements	Recitals

Section 1.03. Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any Party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(i) A reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof, except that for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific Contract will be deemed to refer to such Contract as of such date.

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including any violation of Law or breach of Contract; or that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.06 without notice or liability to any other Person. The representations and warranties in this Agreement represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(r) All references to time shall refer to New York City time unless otherwise specified.

Article 2
The Merger

Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the Surviving Corporation.

Section 2.02. Closing. The consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of documents and signatures at a time agreed upon by the Parties on or before the seventh (7th) Business Day after satisfaction or waiver of all of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of those conditions at the Closing) (the date on which the Closing occurs, the “Closing Date”).

Section 2.03. Effective Time. As soon as practicable on the Closing Date, Parent and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and duly delivered to the Secretary of State of the State of Delaware for filing in such form as is required by the relevant provisions of the DGCL, and shall make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties and specified in the Certificate of Merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of the Company and Merger Sub, and all debts, liabilities and duties of the Company and

Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided in the DGCL.

Section 2.04. Effects of the Merger. The Merger shall have the effects set forth in the DGCL, this Agreement and the Certificate of Merger.

Section 2.05. Certificate of Incorporation. At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety in the Merger in the form set forth in Exhibit A, and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until, subject to Section 7.10, thereafter amended in accordance with its terms and as provided by applicable Law.

Section 2.06. Bylaws. At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the bylaws of the Surviving Corporation shall be the bylaws of the Merger Sub as in effect immediately prior to the Effective Time until, subject to Section 7.10, thereafter amended in accordance with their terms and as provided by applicable Law; provided that the name of the Surviving Corporation shall be “Cepton, Inc.”

Section 2.07. Directors and Officers. At the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent a letter executed by each director of the Company as requested by Parent, effectuating his or her resignation as member of the Company Board, to be effective as of the Effective Time.

Article 3
Effect of the Merger on Capital Stock

Section 3.01. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of capital stock of Merger Sub or the Company:

(a) Conversion of Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable share of common stock, par value $0.00001 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of capital stock of Merger Sub (if any) shall be deemed to represent for all purposes the number of shares of the common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Conversion of Company Common Stock held by Company Subsidiaries. Each share of Company Common Stock held by any Subsidiary of the Company immediately prior to the Effective Time (if any) (the “Subsidiary Shares”) shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(c) Treatment of Shares held by Parent or its Subsidiaries. Each share of Company Common Stock held by Parent or any of its Subsidiaries immediately prior to the Effective Time (including, for the avoidance of doubt, the shares of Company Common Stock contributed by the Rolling Stockholders and Parent to Holdco pursuant to the Rollover Agreement) shall remain outstanding as shares of common stock of the Surviving Corporation and shall not be cancelled.

(d) Cancellation of Certain Shares. Each share of Company Common Stock owned by the Company as treasury stock immediately prior to the Effective Time (together with the shares of Company Common Stock to remain outstanding at the Effective Time pursuant to Section 3.01(c) above, collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no payment of the Merger Consideration shall be made with respect thereto.

(e) Conversion of Company Common Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Subsidiary Shares, Excluded Shares and Dissenting Shares) shall, at the Effective Time, be converted automatically into and shall thereafter represent only the right to receive $3.17 per share (the “Merger Consideration”), without interest and subject to applicable withholding in accordance with Section 3.10, payable upon surrender of such shares in accordance with Section 3.02.

(ii) As of the Effective Time, all shares of Company Common Stock that have been converted pursuant to Section 3.01(e)(i) shall be canceled automatically and shall cease to exist, and the holders of such shares shall cease to have any rights with respect to those shares, other than the right to receive the Merger Consideration in accordance with Section 3.01(e)(i).

(f) Treatment of Series A Preferred Stock. Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be canceled.

(g) Equitable Adjustment. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

Section 3.02. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of payment of the Merger Consideration in exchange for (i) certificates representing shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of the Company Common Stock (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall make available (or cause to be made available) to the Paying Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time, Parent shall send, or shall cause the Paying Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any Transfer Taxes or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock that have been cancelled or converted into Merger Consideration. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(e) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.02(a) that remains unclaimed by the holders of shares of Company Common Stock twelve months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to Parent or the Surviving Corporation for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 3.03. Company Options. At or immediately prior to the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, shall be canceled, and the holder of any such option shall be entitled to receive, at or promptly after the Effective Time, for such Company Option an amount in cash, less any withholding Taxes, determined by multiplying (a) the excess, if any, of the per share Merger Consideration over the applicable exercise price per share of such Company Option by (b) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time. Such cash consideration payable shall be promptly paid through the Surviving Corporation’s payroll procedures or by the Paying Agent, as applicable. For purposes of clarity, any Company Option with a per share exercise price that is greater than or equal to the per share Merger Consideration shall be cancelled at the Effective Time without payment of any consideration therefor. Prior to the Effective Time, the Compensation Committee and/or the Company Board shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 3.03.

Section 3.04. Company RSUs. At or immediately prior to the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, whether or not vested, shall be canceled, and the holder of any such Company RSU shall be entitled to receive (without interest) at or promptly after the Effective Time for each such Company RSU an amount in cash, less any withholding Taxes, determined by multiplying the per share Merger Consideration by the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time; provided, that as to any such Company RSU that is not vested as of the Effective Time (after giving effect to any acceleration under the terms of the Company RSU that may apply in connection with the Merger), the Merger Consideration for such unvested Company RSU shall remain subject to the vesting conditions that applied to such Company RSU immediately prior to the Effective Time (including any provisions for accelerated vesting of such Company RSU in connection with a termination of the holder’s employment) and shall be payable only if and to the extent such vesting conditions are satisfied; provided, further, that with respect to any Company RSU that is subject to Section 409A of the Code, payment in respect of such award shall be made on the first date that will not result in the imposition of any Tax under Section 409A of the

Code. Such cash consideration shall be paid through the Surviving Corporation’s payroll procedures or by the Paying Agent, as applicable, promptly following the Effective Time, or, if later, the vesting date of such payment. Prior to the Effective Time, the Compensation Committee and/or the Company Board shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 3.04.

Section 3.05. Company PSUs. At or immediately prior to the Effective Time, (a) each Company PSU that is outstanding immediately prior to the Effective Time shall vest as to the number of Company PSUs determined in accordance with the applicable award agreement and shall be canceled and converted into the right to receive (without interest) an amount in cash determined by multiplying the per share Merger Consideration by the number of shares of Company Common Stock underlying such vested Company PSUs, less any withholding Taxes, and (b) each Company PSU that is not vested as of immediately prior to the Effective Time after giving effect to the foregoing clause (a) shall be canceled at the Effective Time without payment of any consideration therefor. Any cash consideration payable pursuant to clause (a) shall be paid through the Surviving Corporation’s payroll procedures or by the Paying Agent, as applicable. Prior to the Effective Time, the Compensation Committee and/or the Company Board shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 3.05.

Section 3.06. Warrants. At the Effective Time, each Warrant that is outstanding and unexercised immediately prior to the Effective Time shall be treated in accordance with the terms and conditions of the Warrant Agreement, including Section 4.04 (Replacement of Securities upon Reorganization, etc.) thereof.

Section 3.07. Earnout Shares. At the Effective Time, any Earnout Shares shall be treated in accordance with the terms and conditions of the Business Combination Agreement, including Section 3.06 (Earnout Shares) and Annex I (Earnout Merger Consideration) thereof.

Section 3.08. Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary (but subject to the other provisions of this Section 3.08), any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and for which the holder thereof is entitled to demand and properly demands the appraisal of such shares in accordance with, and complies in all respects with, Section 262 of the DGCL (collectively, the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration in accordance with Section 3.01. At the Effective Time, (i) all Dissenting Shares shall be canceled and cease to exist and (ii) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under Section 262 of the DGCL.

(b) Notwithstanding the provisions of Section 3.08(a), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder’s shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the Merger Consideration upon adherence to the procedures set forth in Section 3.02.

(c) The Company shall give Parent (i) prompt written notice of any demands for appraisal of any shares of Company Common Stock, the withdrawals of such demands and any other instrument served on the Company under the DGCL relating to stockholders’ appraisal rights and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands for appraisal. The Company shall not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for appraisal without the written consent of Parent.

Section 3.09. Further Action. The Parties agree to take all necessary action to cause the Merger to become effective in accordance with this Article 3. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 3.10. Withholding. Notwithstanding any other provision of this Agreement, Parent (including any Affiliate of Parent), Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under applicable Law (as determined by Parent, Merger Sub, the Surviving Corporation, or the Paying Agent, respectively). To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (a) timely remitted to the appropriate Governmental Authority and (b) to the extent so remitted, treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Parent shall reasonably cooperate with the Company to reduce or eliminate any applicable withholding.

Article 4
Representations and Warranties of the Company

With respect to any Section of this Article 4, except as disclosed in the Company SEC Reports filed by the Company or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after February 10, 2022 and at least two (2) Business Days prior to the date hereof (provided that in no event will any disclosure in the Company SEC Reports qualify or limit the Company Fundamental Representations), or as set forth in the Company Disclosure Letter, the Company hereby represents and warrants to each of Parent and Merger Sub as follows:

Section 4.01. Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the DGCL. The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, rights and assets, except where the failure to have such power or authority, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Second Amended and Restated Certificate of Incorporation and the Amendment to the Second Amended and Restated Certificate of Incorporation effective September 21, 2023 (together, the “Charter”) and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to date. The Company is not in violation of the Charter or the Bylaws.

Section 4.02. Corporate Power; Enforceability.

(a) The Company has the requisite corporate power and authority to: (i) execute and deliver this Agreement and the other Transaction Documents to which the Company is a party; (ii) perform its covenants and obligations hereunder and thereunder; and (iii) subject to receiving the Requisite Stockholder Approval, consummate the Transaction and the transactions contemplated by the other applicable Transaction Documents. The execution and delivery of this Agreement and the other applicable Transaction Documents by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transaction and the transactions contemplated by the other applicable Transaction Documents, have been duly authorized and approved by the Company Board, or any duly authorized committee thereof, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement or the other applicable Transaction Documents, the performance by the Company of its covenants and obligations and the consummation by the Company of the Transaction and the transactions contemplated by the other applicable Transaction Documents. This Agreement and each other applicable Transaction Document have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability: (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity.

Section 4.03. Company Board Approval; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board (acting upon the unanimous recommendation of the Special Committee), at a meeting duly called and held, has adopted resolutions, prior to the execution of this Agreement, (i) determining that the Transaction is fair to and in the best interests of the Company and its Unaffiliated

Stockholders, (ii) approving, adopting and declaring advisable this Agreement and the other Transaction Documents to which the Company is a party, (iii) directing that this Agreement and the Transaction be submitted to the Company Stockholders for adoption, and (iv) subject to the terms of this Agreement, making the Company Board Recommendation.

(b) Anti-Takeover Laws. The Company Board, or any duly authorized committee thereof, has taken all necessary actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Transaction or the transactions contemplated by the other Transaction Documents, and any other similar applicable “anti-takeover” Law will not be applicable to this Agreement or the other Transaction Documents or the consummation of the Transaction or any transaction contemplated by the other Transaction Documents.

Section 4.04. Requisite Stockholder Approval. The only vote or approval of the holders of any class or series of capital stock of the Company necessary under applicable Law, the NASDAQ rules, the Charter or the Bylaws to consummate the Transaction is the affirmative vote and approval of a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote thereon (the “Requisite Stockholder Approval”).

Section 4.05. Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Transaction and the transactions contemplated by the other Transaction Documents do not: (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the vesting or receipt of any benefit or value to a third party, pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 4.06 and, in the case of the consummation of the Transaction, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such consents as have been obtained and violations, conflicts, breaches, defaults, terminations, accelerations or Liens that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.06. Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with: (a) the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement and the other applicable

Transaction Documents; or (c) the consummation of the Transaction and the other transactions contemplated by the other applicable Transaction Documents, except (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of NASDAQ, (iv) compliance with any applicable requirements of any applicable Antitrust Laws, (v) the CFIUS Approval (if applicable) and (vi) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.07. Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of (i) 35,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.00001 per share, of the Company (the “Company Preferred Stock”). As of 5:00 p.m. New York City time on July 26, 2024 (such time and date, the “Capitalization Date”): (A) 16,043,207 shares of Company Common Stock were issued and outstanding; (B) 100,000 shares of Series A Preferred Stock were issued and outstanding; (C) no shares of Company Preferred Stock (other than the Series A Preferred Stock) were outstanding and (D) no shares of Company Common Stock were held by the Company as treasury shares. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid, nonassessable and free of any preemptive rights. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise, vesting or settlement of Company Options, Company RSUs and Company PSUs granted prior to the date of this Agreement in accordance with their respective terms or pursuant to the exercise of the Warrants in accordance with their terms.

(b) Stock Reservation and Awards. As of the Capitalization Date, the Company has reserved a total of 2,184,131 shares of Company Common Stock for issuance pursuant to the Company’s 2022 Equity Incentive Plan, which number consists of 1,396,126 shares of Company Common Stock subject to outstanding awards under that plan, 29,036 shares of Company Common Stock that have been issued pursuant to the exercise or payment of awards granted under that plan, and 758,969 shares of Company Common Stock that were then available for new award grants under that plan. The Company has not granted any Company Options or issued any shares of Company Common Stock under its Employee Stock Purchase Plan, and the Company’s authority to grant new awards under its 2016 Stock Incentive Plan has terminated. In addition, as of the Capitalization Date, the following shares that have been reserved for issuance by the Company: 1,380,000 shares of Company Common Stock for issuance pursuant to the Warrants, 1,300,000 shares of Company Common Stock for issuance in respect of the Earnout Shares, and 1,335,719 shares for issuance pursuant to the Purchase Agreement entered into with Lincoln Park Capital Fund, LLC, dated as of November 24, 2021 (the “Purchase Agreement”). As of the Capitalization Date, there were outstanding: (i) Company Options to acquire 1,056,187 shares of Company Common Stock with a weighted average exercise price of $17.10; (ii) 1,389,426 shares of Company Common

Stock subject to outstanding Company RSUs; and (iii) 6,700 shares of Company Common Stock subject to outstanding Company PSUs (based on target achievement, if applicable).

(c) Company Options. Section 4.07(c) of the Company Disclosure Letter sets forth a listing of (i) all outstanding Company Options, as of the date hereof; (ii) the date of grant and name of the holder of each Company Option; (iii) the exercise price thereof; (iv) the vesting schedule therefor; and (v) whether or not such Company Option was intended at grant to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Each Company Option was granted in accordance with the terms of the Company Stock Plan and in material compliance with all other applicable Law, and the exercise price per share thereof was no less than the fair market value (within the meaning of Section 409A of the Code) of a share of Company Common Stock on the applicable grant date. Each Company Option may, by its terms, be treated as set forth in Section 3.03 of this Agreement.

(d) Company Securities. Except as set forth in this Section 4.07, as of the Capitalization Date there were: (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) no outstanding options, warrants, earnouts, or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company; (vi) no other obligations of the Company to make any payment based on the price or value of any of the items in the foregoing clauses (i) through (v) (the items in clauses (i), (ii), (iii), (iv), (v) and (vi), collectively, the “Company Securities”); (vii) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; and (viii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound. Except as may be permitted or required under the Company Stock Plans, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding Company Securities. The Company does not have a stockholder rights plan in effect or outstanding bonds, debentures, notes or other similar obligations which provide such holder the right to vote with the holders of shares of Company Common Stock on any matter. The announcement or consummation of the

Transaction will not, in and of themselves, result in any vesting, acceleration or the receipt of any rights, benefits or value under any issued and outstanding Company Securities (excluding any Company Securities issued under an Employee Plan or Company Stock Plan, which are addressed by Section 4.19(g)).

(e) Other Rights. Other than the Investor Rights Agreement or the Series A Certificate of Designations, the Company is not a party to any Contract relating to the voting of, requiring registration of, or granting anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

Section 4.08. Subsidiaries.

(a) Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except in each case as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Cepton Technologies is wholly owned by the Company, directly, free and clear of any Liens (other than Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the capital stock or securities of such Subsidiary).

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Subsidiaries of the Company (other than Cepton Technologies) is wholly owned by the Company, directly or indirectly, free and clear of any Liens; (ii) the Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company, and the Company directly or indirectly owns all outstanding Subsidiary Securities; (iii) no Subsidiary of the Company owns any shares of capital stock or other securities of the Company; (iv) neither the Company nor any of its Subsidiaries has any Contract pursuant to which it is obligated to make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than the Company with respect to its Subsidiaries and the Subsidiaries with respect to each other).

Section 4.09. Company SEC Reports. Since February 10, 2022 and through the date of this Agreement, the Company has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws (the “Company SEC Reports”) prior to the date of this Agreement.

Each such Company SEC Report complied in all material respects, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.10. Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Reports: (i) were prepared in accordance Regulation S-X under the Exchange Act and with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); (ii) complied, as of their respective date of filing with the SEC in all material respects, with the published rules and regulations of the SEC with respect thereto and (iii) fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end and audit adjustments). Except as have been described in the Company SEC Reports, there are no off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. Except as is not required in reliance on exemptions from various reporting requirements by virtue of the Company’s status as an “emerging growth company” within the meaning of the Securities Act or “smaller reporting company” within the meaning of the Exchange Act, the Company has established and maintains, and at all times since February 10, 2022 has maintained, “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act) that (i) are with respect to disclosure controls and procedures, reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports, and (ii) with respect to internal control over financial reporting, sufficient in all material respects to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets, in each case that could have a material effect on the Company’s financial statements.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Since February 10, 2022, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim (or otherwise has been informed) that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters from the staff of the SEC relating to the Company’s SEC Reports and received by the Company prior to the date of this Agreement. None of the Company’s SEC Reports filed on or prior to the date of this Agreement, is, to the Company’s Knowledge, subject to ongoing SEC review or investigation.

Section 4.11. No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or notes thereto, other than liabilities: (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement, (b) arising pursuant to this Agreement or the other Transaction Documents or incurred in connection with the Transaction or the transactions contemplated by the other Transaction Documents; or (c) incurred in the ordinary course of business; in each case that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect).

Section 4.12. Absence of Certain Changes.

(a) Since December 31, 2023 through the date of this Agreement: (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business; and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without Parent’s consent, would constitute a breach of, or require consent of Parent under Section 6.02 other than the issuance and sale of shares of Company Common Stock pursuant to the Purchase Agreement prior to the date of this Agreement in the amount disclosed in writing to Parent prior to the date of this Agreement.

(b) Since December 31, 2023 through the date of this Agreement, there has not been any effect, change, development or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 4.13. Material Contracts.

(a) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto (as the case may be) and, to the Knowledge of the Company, any other party thereto and is enforceable in accordance with its terms, and is in full force and effect, except where the failure to be valid and binding and in full force and effect has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No event has occurred that, whether or not with notice or lapse of time or both, would constitute such a breach, default, acceleration of rights or an event of termination pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches, defaults, acceleration or termination that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

(b) None of the Company or any of its Subsidiaries is a party to any of the following Contracts:

(i) any material joint venture, partnership or similar Contract;

(ii) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business or any geographic area that is material to the Company and its Subsidiaries, taken as a whole, or (B) materially limiting the rights of the Company or any of its Subsidiaries, taken as a whole, pursuant to any “minimum requirement,” “most favored nation” or “exclusivity” provisions;

(iii) any material Contract with any Governmental Authority; or

(iv) any Contract for an Acquisition Transaction, other than the Confidentiality Agreement or any confidentiality agreement entered into in connection with the Company’s consideration of an Acquisition Transaction or

Acquisition Proposal (i) prior to the date hereof or (ii) after the date hereof in compliance with Section 6.03.

Section 4.14. Real Property.

(a) No Owned Real Property. Neither the Company nor any of its Subsidiaries own any interest in Real Property.

(b) Leased Real Property. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: the Company or one of its Subsidiaries has valid leasehold estates in the Company or any of its Subsidiaries, leases, subleases, uses or occupies, or has the right to use or occupy, now or in the future, any Real Property for which the annual rent (excluding common area maintenance charges) is in excess of $140,000 (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”), free and clear of all Liens (other than Permitted Liens); each Lease is legal, valid, binding, enforceable and in full force and effect; neither the Company’s nor any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under any Lease has been disturbed, and there are no disputes with respect to any such Lease in any material respect; neither the Company nor any of its Subsidiaries is in breach of or default pursuant to any Lease; and there are no subleases, licenses or similar agreements granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy the Leased Real Property or any portion thereof, now or in the future.

Section 4.15. Environmental Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (a) the Company and its Subsidiaries are and, since January 1, 2019 (or earlier if unresolved), have been, in compliance with all applicable Environmental Laws and Environmental Permits, which compliance includes obtaining, maintaining and renewing all Environmental Permits; (b) since January 1, 2019 (or earlier if unresolved), no notice of violation or other notice, report, order, directive or other information has been received by the Company or any of its Subsidiaries related to any Environmental Law, Environmental Permit or Hazardous Material; (c) no Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any Environmental Law, Environmental Permit or Hazardous Material; (d) neither the Company nor any of its Subsidiaries has transported, manufactured, distributed, handled, stored, treated, released, disposed or arranged for disposal of, or exposed any Person to, any Hazardous Materials, in a manner that has resulted in an investigation or required cleanup by, or otherwise resulted in the liability of, the Company or any of its Subsidiaries; (e) no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on, under, to, in or from (A) any property or facility now or previously owned, leased or operated by or (B) any property or facility to which any Hazardous Material has been transported for disposal, recycling or treatment by or on behalf of, in each case the Company or any of its Subsidiaries (or any of their respective predecessors); and (f) neither the Company nor its Subsidiaries have assumed, provided an indemnity with respect to or otherwise become subject to the liability of any other Person under Environmental Laws.

Section 4.16. Intellectual Property.

(a) The Company has made available to Parent a true, correct and complete list as of the date of this Agreement of all Patents owned by, or registered in the name of Cepton Technologies (for each, indicating, as applicable, the owner(s), filing or registration number, title, jurisdiction, date of issuance, and current record applicant(s) and registrants).

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company or one of its Subsidiaries, as applicable, owns all Registered Intellectual Property and all other Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (collectively, and together with the Registered Intellectual Property, the “Company Owned IP”), and to the Knowledge of the Company is licensed or otherwise possesses adequate rights to use pursuant to a valid license or subscription agreement, all material Intellectual Property used or held for use in, or necessary for, their respective businesses as currently conducted (collectively, and together with the Company Owned IP, the “Company Intellectual Property”), in each case free and clear of all Liens (except for Permitted Liens).

(c) The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect all of the Company Owned IP, including the secrecy, confidentiality and value of the material Trade Secrets of the Company and its Subsidiaries. All past and present employees, consultants and contractors of the Company and its Subsidiaries (except, solely with respect to Persons that the Company and its Subsidiaries have not engaged or employed in the past five (5) years, to the Knowledge of the Company) who have had access to material Trade Secrets of the Company and its Subsidiaries or have authored, developed or otherwise created any material Intellectual Property for or on behalf of the Company and its Subsidiaries, have executed valid written agreements pursuant to which such Person (i) is bound to maintain and protect the confidential information of the Company and its Subsidiaries, and (ii) assigns, pursuant to a present assignment, to the Company or its applicable Subsidiaries, sole ownership of all Intellectual Property authored, developed or otherwise created by such Person in the course of such Person’s employment or other engagement with the Company and its Subsidiaries, in accordance with applicable Laws and without further consideration or any restrictions or obligations on the Company or any of its Subsidiaries, and to the Knowledge of the Company, such agreements are valid and enforceable in accordance with their terms.

(d) No material Company Owned IP is subject to any consent, settlement, decree, order, injunction, judgment or ruling prohibiting or restricting the Company’s or any of its Subsidiaries’ use, ownership, enforcement or other exploitation or disposition thereof.

(e) The transactions contemplated by this Agreement and the consummation thereof will not alter, encumber, impair or otherwise extinguish any right, title or interest of the Company or any of its Subsidiaries in or to any Company Owned IP. There exist no material restrictions on the disclosure, use, license or transfer of the Company Owned IP, and all of the Company Owned IP will be owned by the Surviving Corporation and its Subsidiaries immediately after the Closing.

(f) There are no claims by any Person that are either pending or made or, to the Knowledge of the Company, threatened in writing since January 1, 2019, (i) alleging infringement, misappropriation, or other violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person, or (ii) contesting the validity, use, ownership, enforceability, patentability or registrability of any material Company Owned IP, excluding any ordinary course “office actions” received by the Company or a Subsidiary in connection with the prosecution of Patents. Neither the Company nor any of its Subsidiaries has received any written notices or written requests for indemnification from any third party related to any of the foregoing matters in clauses (i) and (ii).

(g) (i) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor the conduct of the business of the Company and its Subsidiaries, including the sale or licensing of Company Products, infringes, misappropriates, or otherwise violates or, since January 1, 2019, has infringed, misappropriated, or otherwise violated, any Intellectual Property of any Person in any material respect; (ii) neither the Company nor any of its Subsidiaries has received any written notices regarding any of the foregoing matters in clause (i) (including any cease and desist letters, demands or unsolicited offers to license any Intellectual Property from any Person); and (iii) to the Knowledge of the Company as of the date of this Agreement, no Person is infringing, misappropriating, or otherwise violating any material Company Owned IP.

(h) The Company and its Subsidiaries own, lease, license, or otherwise have the valid right to use all material Company Systems, and such Company Systems are sufficient in all material respects for the needs of the Company’s and its Subsidiaries’ businesses, as conducted as of the date hereof, and the Company and its Subsidiaries have purchased or otherwise have sufficient license rights for all material third party Software used in their operations as of the date hereof. With respect to the Company Systems: (i) the Company and its Subsidiaries have a commercially reasonable disaster recovery plan in place, and (ii) to the Knowledge of the Company, there have not been any material malfunctions, failures, or continued substandard performance that have not been remedied in all material respects.

(i) The material proprietary Software owned by the Company and its Subsidiaries (the “Company Software”) is not subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that (A) requires, or conditions the use or distribution of such Software, on the disclosure, licensing, or distribution of any source code for any portion of such Company Software or (B) otherwise imposes any limitation or restriction on the right or ability of the Company or any of its Subsidiaries to use, license, distribute, or otherwise exploit any portion of the Company Software (including, for clarity, any limitation on the compensation that the Company or any of its Subsidiaries may charge in the marketing, licensing, sale, distribution, or other commercial exploitation or other use of such Company Software or any requirement that such Company Software be disclosed, licensed or distributed for the purpose of making derivative works, but excluding any obligation for the Company to provide attribution for the author of such Software). The Company and its Subsidiaries possess all source code and other documentation and materials reasonably necessary for a developer competent in the programming language for such Software to compile, operate and maintain the Company Software. All Company Software operates in all material respects in accordance with its requirements, technical, end-user and other documentation. To the Knowledge of the Company, there are no viruses, “worms”, “time bombs”, “key-locks”, Trojan horses or similar disabling codes, programs or devices in any of the Company Software, or any other codes, programs or devices designed to disrupt or interfere with the operation of the Company Software or equipment upon which the Company Software operates, or the integrity of the Data, information or signals the Company Software produces in a manner adverse to the Company, any of its Subsidiaries, any customer, licensee or other Person. The Company and its Subsidiaries have not delivered, licensed, or made available any source code for any Company Software to any escrow agent or other Person who is not an employee, contractor or other service provider of the Company or any of its Subsidiaries and subject to appropriate confidentiality obligations, and the Company and its Subsidiaries are not subject to any obligation (whether present, contingent, or otherwise) deliver, license, or make available any such source code.

(j) Since January 1, 2019: (i) the Company and its Subsidiaries (including the conduct of their respective businesses and their Processing of Data) have complied with all Data Security Requirements in all material respects; (ii) to the Knowledge of the Company, there has not been any material Security Incident; and (iii) the Company and its Subsidiaries have taken commercially reasonable actions, including instituting commercially reasonable physical, technical, and administrative security measures and policies, designed to protect the security and integrity of the Company Systems and all Data stored or contained therein or transmitted thereby and all Sensitive Information collected or possessed by them from and against unauthorized access, use, or disclosure, including by installing all patches applicable to the Company Systems and updating the Company Systems to current versions of third party Software in a reasonably timely manner. Since January 1, 2019, neither the Company nor any of its Subsidiaries has provided or been legally required to provide any notices to data owners in connection with (A) any unauthorized access, use or disclosure of Sensitive Information or (B) material violation of any Data Security Requirement. Neither the Company nor its Subsidiaries (1) has received any written complaint from any Person regarding any Data Security Requirements, Security Incident, or Sensitive Information or (2) has been subject to any investigations or audits (other than audits commissioned in response to contractual requirements related to security and vulnerability testing in commercial contracts, self-initiated audits, and/or certifications) concerning any Data Security Requirements, Security Incident, or Sensitive Information.

(k) To the extent that the Company or any of its Subsidiaries has: (i) purchased, licensed or otherwise acquired for compensation any Personal Information, it has done so in accordance with all Data Security Requirements in all material respects; or (ii) obtained Personal Information from any publicly-available sources, including websites, it has done so in accordance with the terms and conditions attaching to the use of that publicly- available source and in accordance with all Data Security Requirements in all material respects. The Company and its Subsidiaries have engaged in the Processing of Data (and caused third parties to engage in the Processing of Data) only with respect to any third party Data as they are authorized to so engage by applicable Data Security Requirements. The Company and its Subsidiaries in respect of each Processing activity that they carry out as a Controller (as defined in Article 4(7) of the GDPR) to the extent applicable under the GDPR: (A) have, and have had, a lawful basis for Processing Personal Information, including obtaining or contractually obligating others to obtain on the Company’s behalf all requisite consents from data subjects (where consent is relied upon by the Company or its Subsidiaries as the legal basis for Processing), in accordance with the GDPR and ePrivacy Directive; (B) have, prior to Processing any Personal Information, made available (to the standard required under the GDPR) materially accurate processing information that meets the requirements of the GDPR; (C) have entered into a written agreement with all third party data processors which complies in all material respects with the requirements of the GDPR; and (D) comply, and have complied with all principles set out in Article 5 of the GDPR in all material respects.

Section 4.17. Products.

(a) Each of the Company Products is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all applicable Laws and (ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale.

(b) Since January 1, 2019 through the date of this Agreement, the Company and its Subsidiaries have not received any material written notices or other correspondence from the National Highway Traffic Safety Administration (“NHTSA”), or any Foreign Regulatory Authority relating to any Company Products, nor is there any pending, or to the Knowledge of the Company, threatened material claim by NHTSA or any Foreign Regulatory Authority against the Company or any of its Subsidiaries relating to an alleged defect or noncompliance in any Company Products. Since January 1, 2019 through the date of this Agreement, there has not been nor is there under consideration by any committee or team responsible for the oversight, investigation and remediation of product quality, noncompliance, defect, warranty, recall or customer campaign matters, any recall, customer satisfaction program or post sale warning of a material nature concerning any Company Products. Since January 1, 2019, the Company and its Subsidiaries have, to the extent applicable, complied with the requirements of the Transportation Recall Enhancement, Accountability and Documentation Act and implementing regulations of the NHTSA, including the Reporting of Early Warning Information Regulation (49 CFR Part 579, subpart C), and Reporting of Safety Recalls and Other Safety Campaigns in Foreign Countries Regulation (49 CFR Part 579, subpart B).

Section 4.18. Tax Matters.

(a) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and its Subsidiaries has: (i) timely filed (taking into account valid extensions) all Tax Returns required to be filed by it; (ii) paid all Taxes that are due and payable by it, except for those being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; and (iii) reflected or otherwise reserved against in its books in accordance with GAAP an amount reasonably adequate for the payment of all material amounts of Taxes for the taxable period subsequent to the latest period to which such Tax Returns apply.

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) no audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing, except for any audit or other examination for which adequate reserves have been made (in accordance with GAAP); (ii) neither the Company nor any of its Subsidiaries has outstanding any waiver or extension of any statute of limitations on, or extended the period for the assessment or collection of any Tax; (iii) no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns of a particular type that the Company or such Subsidiary, as the case may be, is or may be subject to Tax of such type in that jurisdiction and (iv) neither the Company nor any of its Subsidiaries has or has had a permanent establishment (within the meaning of an applicable Tax treaty), an office or a fixed place of business nor is or has been engaged in a trade or business in any country, in each case, other than the country in which it is organized.

(c) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and each of its Subsidiaries (or its agent) has withheld or collected from each payment made to each of its employees or any other Person the amount of all Taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositories.

(d) The Company is not and has not been, during the five-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(e) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries other than those described in clause (a) of the definition of Permitted Liens.

(f) The Company is classified as a corporation for United States federal income tax purposes, and the Company has never been classified as other than a corporation for U.S. federal income tax purposes.

(g) Neither the Company nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4(b)(2).

(h) None of the Company or any of its Subsidiaries, except as has not had, and would not be reasonably expected to have, a Company Material Adverse Effect, has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract (other than pursuant to agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes).

(i) Neither the Company nor any of its Subsidiaries has any liability to make any payment pursuant to Section 965 of the Code, except as has not had, and would not be reasonably expected to have, a Company Material Adverse Effect.

(j) Neither the Company nor any of its Subsidiaries, except as has not had, and would not be reasonably expected to have, a Company Material Adverse Effect, (i) has any application pending with the IRS requesting permission for any changes in accounting methods; or (ii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of the Closing under any provision of federal, state, local or foreign Tax Law or by agreement with any Governmental Authority as a result of (A) an installment sale or open transaction disposition made on or prior to the date of the Closing, (B) a closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Tax Law) executed on or prior to the date of the Closing, (C) the utilization of dual consolidated losses described in Treasury Regulations issued under Section 1503(d) of the Code on or prior to the date of the Closing (or any corresponding or similar provision or administrative rule of state, local or foreign Tax Law), or (D) any intercompany transaction within the meaning of Treasury Regulations Section 1.1502-13 or any excess loss account within the meaning of Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision or administrative rule of state, local or foreign Tax Law).

(k) None of the Company or any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among the Company and its wholly owned Subsidiaries or between or among its wholly owned Subsidiaries or (ii) entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(l) None of the Company or any of its Subsidiaries is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company or its Subsidiary is or was the common parent).

(m) Within the two (2) years prior to the date of this Agreement, none of the Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(n) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in material compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or such Subsidiary, as the case may be, does business.

(o) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and its Subsidiaries has collected all material sales and use Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority, or has been furnished properly completed exemption certificates and has maintained all such records and supporting documents in all material respects in the manner required by all applicable sales and use Tax Laws.

(p) Neither the Company nor any of its subsidiaries has or would be reasonably expected to have any liabilities as a result of having benefitted from any loan, tax deferral, or other similar relief program under the CARES Act, except as has not had, and would not be reasonably expected to have, a Company Material Adverse Effect.

Section 4.19. Employee Benefits.

(a) Company Stock Plans. The Company has made available to Parent a true and complete copy of all Company Stock Plans and has made available to Parent true and complete copies of the forms of award agreements entered thereunder, along with any award agreements for outstanding awards that materially deviate from its applicable form.

(b) Absence of Certain Plans. Neither the Company, its Subsidiaries nor any ERISA Affiliate of the Company has maintained, sponsored or participated in, or contributed to, in the six year period preceding the date hereof or otherwise has any liability or obligation with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA) or as described in Section 413(c) of the Code; or (iii) a plan covered by Section 412 of the Code or Title IV of ERISA.

(c) Compliance. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Employee Plan has been maintained, funded, operated and administered in accordance with its terms and with all applicable Law and any applicable regulatory guidance issued by any Governmental Authority. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter issued by the IRS regarding such qualified status or is maintained pursuant to a prototype or volume submitter document approved by the IRS and is entitled to rely on a favorable opinion letter issued by the IRS with respect to such prototype or volume submitter document, and (ii) no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan that cannot be corrected without liability to the Company or any of its Subsidiaries. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D or 4980H of the Code.

(d) Contributions. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all contributions, premiums, reimbursements or other payments that are due and owing to or in respect of any Employee Plan have been paid. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, all such contributions, premiums, reimbursements or other payments for any period ending on or before the Closing Date that are not yet due have been (or will be prior to the Closing Date) paid or properly accrued (in accordance with GAAP, to the extent applicable).

(e) No Post-Termination Welfare Benefit Plan. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor its Subsidiaries maintains, and the Company and its Subsidiaries have not maintained, any Employee Plan that is a welfare benefit plan (as defined in Section 3(1) of ERISA) that provides, nor has the Company or any of its Subsidiaries committed to provide, post- termination or retiree life insurance or health benefits to any person, except as may be required by Section 4980B of the Code or any similar Law.

(f) Employee Plan Legal Proceedings. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of, against or in relation to, any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, with respect to the administration or operation of such plans, other than routine claims for benefits. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), or breaches of duty by a “fiduciary” (as defined in Section 3(21) of ERISA) with respect to any Employee Plan involving the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person.

(g) Impact of the Transaction on Employee Plans. Except as set forth in Section 4.19(g) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Transaction will (alone or in conjunction with any other event that would not, standing alone, trigger such payment or benefit): (i) entitle any current or former Service Provider to any compensation or benefit; or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Employee Plan. Neither the execution or delivery of this Agreement nor the consummation of the Transaction will (I) result in any payment or benefit made by the Company or any Subsidiary to be characterized as an excess parachute payment within the meaning of Section 280G of the Code; or (II) result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust.

(h) Section 409A. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been administered, operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such Section and such guidance have been applicable to such Employee Plan. No Employee Plan, agreement or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is otherwise bound obligates the Company to compensate or reimburse any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(i) Non-U.S. Benefit Plans. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, with respect to each Employee Plan that is subject to the Laws of a jurisdiction other than the United States (a “Non-U.S. Benefit Plan”): (i) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities, (ii) each Non-U.S. Benefit Plan intended to receive favorable tax treatment under applicable Tax Laws, to the extent applicable, has been qualified or similarly determined by applicable Governmental Authorities to satisfy the requirements of such Laws, and (iii) no Non-U.S. Benefit Plan is a defined benefit or similar type of plan or arrangement. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, no Non-U.S. Benefit Plan has any unfunded liabilities, nor are any unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

Section 4.20. Labor Matters.

(a) Union Activities. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreements, labor union contracts or trade union agreements (each, a “Collective Bargaining Agreement”). To the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries and no employees of the Company or its Subsidiaries are represented by any labor union, works council or other labor organization with respect to their employment with the Company or its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries as of the date of this Agreement and, to the Knowledge of the Company, no labor union, works council, other labor organization, or group of employees of the Company or its Subsidiaries has made a demand for recognition or certification. There is no strike, lockout, slowdown, work stoppage, or other material labor dispute against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) Employment Law. Except for such noncompliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with applicable Laws with respect to employment and labor practices (including applicable Laws regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, collective bargaining, terms and conditions of employment, classification of independent contractors and exempt and non-exempt employees, harassment, retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including WARN Act), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance).

(c) To the Knowledge of the Company, no current employee of the Company or its Subsidiaries with annualized base salary from the Company at or above $250,000 is in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or its Subsidiaries; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by the Company or its Subsidiaries.

(d) Since January 1, 2019, to the Knowledge of the Company, the Company and its Subsidiaries have reasonably investigated all material sexual harassment, or other material discrimination, or retaliation allegations of which their human resources representatives or Key Employees have been made aware. To the Knowledge of the Company, with respect to each such allegation with potential merit, the Company or its Subsidiaries has taken reasonable corrective action, when so required, that is reasonably calculated to prevent further improper action.

Section 4.21. Compliance with Laws.

(a) The Company and each of its Subsidiaries is in compliance with all Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries, except for such noncompliance that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement: (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses; and (iii) since January 1, 2019 to the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

Section 4.22. Anti-Corruption; International Trade.

(a) Since January 1, 2019, neither the Company, any of its Subsidiaries, or any of their respective directors, officers, or employees has, nor, to the Knowledge of the

Company, have any of their respective Representatives, violated any applicable Anti-Corruption Laws, nor has the Company, any Subsidiary of the Company, any of their respective directors, officers, or employees nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, or those entertainment and travel expenses, to any Government Official or to any Person for the purpose of influencing any act or decision of a Government Official in their official capacity, securing any improper advantage, or assisting the Company or any Subsidiary of the Company in obtaining or retaining business, in violation of any applicable Anti-Corruption Laws.

(b) The Company and its Subsidiaries are currently in compliance with, and at all times since January 1, 2019 have been in compliance with, all applicable Sanctions Laws, and there are not now, nor, to the Knowledge of the Company, have there been since January 1, 2019, any formal or informal proceedings, allegations, investigations, or inquiries pending, expected or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any officer or director of the Company or of any of its Subsidiaries, concerning violations or potential violations of, or conduct potentially sanctionable under, any applicable Sanctions Law. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to ensure compliance with all applicable Sanctions Laws.

(c) Neither the Company, any of its Subsidiaries, or any of their respective directors, officers, employees or, to the Knowledge of the Company, any Representatives, is a Sanctioned Person.

(d) Neither the Company nor any of its Subsidiaries has in the past three years engaged, directly or indirectly, in any prohibited transactions with or investments in any Sanctioned Person or Sanctioned Country.

(e) Neither the Company nor any of its Subsidiaries has any obligation, plan, or commitment to engage in or complete any transaction with or investment in any Sanctioned Person or Sanctioned Country in the future that would be prohibited for any person bound by the relevant Sanctions Laws or could result in the imposition of sanctions under any Sanctions Laws.

Section 4.23. Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no current, and in the past three years there have not been any, Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, nor have the Company or any of its Subsidiaries made any voluntary or involuntary disclosures of non-compliance with applicable Law to any Governmental Authority.

(b) No Orders. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (nor any of its or their respective properties) is subject to any order, judgment or decree of any Governmental Authority.

Section 4.24. Insurance. As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have all policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such cancellations and defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.25. Related Party Transactions. There are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (including any director or executive officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that have not been disclosed in the Company SEC Reports.

Section 4.26. Brokers. Except for Craig-Hallum Capital Group LLC (“Craig-Hallum”), there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its committees or Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Transaction or the transactions contemplated by the other Transaction Documents. The Company has made available to Parent the engagement letter of Craig-Hallum.

Section 4.27. Opinion of Financial Advisor. The Special Committee has received the opinion of Craig-Hallum, financial advisor to the Special Committee, to the effect that, as of the date of each such opinion, the Merger Consideration is fair to the Unaffiliated Stockholders from a financial point of view.

Section 4.28. Exclusivity of Representations or Warranties. Except for the representations and warranties expressly set forth in Article 5 and such representations and warranties set forth in the other Transaction Documents or any certificates delivered to the Company pursuant thereto, the Company hereby acknowledges that neither Parent, Merger Sub or their respective Affiliates, nor any other Person, has made or is making (and the Company is not relying on) any other express or implied representation or warranty with respect to Parent or any of its Affiliates or their respective businesses, operations, liabilities, condition (financial or otherwise) or prospects, including with respect to any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives. The Company, on behalf of itself and on behalf of its Subsidiaries and controlled Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.

Article 5
Representations and Warranties of Parent

Parent hereby represents and warrants to the Company as follows:

Section 5.01. Organization; Good Standing. Each of Parent and Merger Sub is duly organized, validly existing and (if applicable) in good standing pursuant to the Laws of its jurisdiction of organization. Each of Parent and Merger Sub has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its material properties, rights and assets, except where the failure to have such power or authority, individually or in the aggregate, would not, individually or in the aggregate, prevent or materially delay the consummation of the Transaction or the ability of each of Parent and Merger Sub to fully perform its covenants and obligations pursuant to this Agreement. Neither Parent nor Merger Sub is in violation of its Organizational Documents. Since the date of its incorporation, Merger Sub has not engaged in any activities other than as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the Transaction. All of the outstanding shares of capital stock of Holdco have been validly issued, are fully paid and non-assessable and are owned by, and immediately prior to the Effective Time (prior to the transfer and issuance of shares of Holdco contemplated by the Rollover Agreement) will be owned by, Parent, free and clear of all Liens. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and non-assessable and are owned by, and at the Effective Time will be owned by, Holdco, free and clear of all Liens.

Section 5.02. Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to: (a) execute and deliver this Agreement and the other applicable Transaction Documents; (b) perform its covenants and obligations hereunder and thereunder; and (c) consummate the Transaction and the transactions contemplated by the other applicable Transaction Documents. The execution and delivery of this Agreement and the other applicable Transaction Documents by each of Parent and Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the Transaction and the transactions contemplated by the other Transaction Documents have been duly authorized by all necessary action on the part of Parent and Merger Sub and no additional action on the part of Parent or Merger Sub is necessary, except with respect to the adoption of this Agreement by Holdco, in its capacity as sole stockholder of Merger Sub, immediately following execution of this Agreement. This Agreement and each other applicable Transaction Document has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company (and, in the case of the Rollover Agreement, the Rolling Stockholders and Holdco), constitute legal, valid and binding obligations of Parent and Merger Sub, enforceable against each in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (ii) is subject to general principles of equity.

Section 5.03. Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Transaction and the transactions contemplated by the other applicable Transaction Documents do not: (a) violate or conflict with any provision of the Organizational Documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 5.04 have been obtained, violate or conflict with any Law or order applicable to Parent or Merger Sub or by which any of its properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transaction or the transactions contemplated by the other Transaction Documents or the ability of Parent or Merger Sub to fully perform its covenants and obligations pursuant to this Agreement.

Section 5.04. Requisite Governmental Approvals. No Governmental Authorization is required on the part of either Parent or Merger Sub in connection with: (a) the execution and delivery of this Agreement by Parent and Merger Sub; (b) the performance by each of Parent and Merger Sub of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transaction, except (i) the CFIUS Approval (if applicable); (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; and (iii) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Transaction or the ability of Parent and Merger Sub to fully perform its covenants and obligations pursuant to this Agreement.

Section 5.05. Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their respective Affiliates that will be entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission from the Company or its Subsidiaries in connection with the Transaction.

Section 5.06. Sufficient Funds. Parent has as of the date of this Agreement, and will have at the Closing, sufficient immediately available funds to enable Parent and Merger Sub to pay in full at the Closing all amounts to be paid by Parent and Merger Sub in connection with this Agreement and the Transaction, including all related fees and expenses and the aggregate Merger Consideration owed to the holders of Company Securities pursuant to this Agreement. Parent will have, as of the Closing, deposited sufficient immediately available funds with the Paying Agent, in U.S. dollars, to enable Parent and Merger Sub to pay in full at the Closing the aggregate Merger Consideration owed to the holders of Company Securities pursuant to this Agreement.

Section 5.07. Solvency. Neither Parent nor Merger Sub is entering into the Transaction with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Each of Parent and Merger Sub is Solvent as of the date of this Agreement, and Parent will, after giving effect to the Transaction, including the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Transaction and the payment of all related fees and expenses, be Solvent at and after the Effective Time. As used in this Section 5.07, the term “Solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and of each of them (on a standalone basis) will exceed their debts, (b) each of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and each of them (on a standalone basis) has not incurred and does not intend to incur, and does not believe that it will incur, debts beyond its ability to pay such debts as such debts mature, and (c) each of Parent and Merger Sub (and, after the Merger, the Surviving Corporation) (on a consolidated basis) and each them (on a standalone basis) has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.07, “debt” means any liability on a claim, and “claim” means any (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.08. Legal Proceedings. There are no actions, suits, claims, investigations or proceedings pending or, to the knowledge of Parent and Merger Sub, threatened in writing against Parent, Merger Sub or any of their respective Affiliates, other than any such action, suit, claim, investigation or proceeding that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transaction by Parent or Merger Sub, and neither Parent nor

Merger Subsidiary nor any of its Affiliates is a party to or subject to the provisions of any order which would reasonably be expected to prevent or materially delay the consummation of the Transaction by Parent or Merger Sub.

Section 5.09. Ownership of Common Stock. As of the date hereof, Parent beneficially owns 1,962,474 shares of Company Common Stock (excluding any Company Common Stock to which the shares of Series A Preferred Stock are convertible) and 100,000 shares of Series A Preferred Stock and is the sole record and beneficial owner of all of such shares and has, and will have at all times prior to the contribution of such shares to Holdco as contemplated by the Rollover Agreement or the termination of this Agreement, the sole right to vote and direct the vote of, and to dispose of and direct the disposition of such shares. Neither Parent nor any of its controlled Affiliates owns beneficially or of record any other securities of the Company.

Section 5.10. Shareholder and Management Arrangements. Except as authorized by the Company, neither Parent, Merger Sub nor any of their respective controlled Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than Parent), director (other than any director of the Company designated by Parent pursuant to the Investor Rights Agreement), officer or employee of the Company or any of its Subsidiaries, other than the Transaction Documents, (a) relating to (i) this Agreement or the Transaction or (ii) continuing employment from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Shares or other securities of the Company or any of its Subsidiaries would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock or other securities of the Company or any of its Subsidiaries; or (ii) any holder of Company Common Stock or other securities of the Company or any of its Subsidiaries has agreed to approve this Agreement or vote against any Superior Proposal.

Section 5.11. Exclusivity of Representations or Warranties. Except for the representations and warranties expressly set forth in Article 4 and such representations and warranties set forth in the other Transaction Documents, Parent hereby acknowledges that neither the Company nor its Affiliates, nor any other Person, has made or is making (and Parent is not relying on) any other express or implied representation or warranty with respect to the Company or any of its Affiliates or their respective businesses, operations, liabilities, condition (financial or otherwise) or prospects, including with respect to any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available to Parent or any of its Representatives or any information developed by Parent or any of its Representatives. Parent, on behalf of itself and on behalf of its Subsidiaries and controlled Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.

Article 6
Interim Operations of the Company

Section 6.01. Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, (b) as required by applicable Law or Data Security Requirements, (c) as approved in advance in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), or (d) as set forth on Section 6.01 of the Company Disclosure Letter, during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and use reasonable best efforts to preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with third parties.

Section 6.02. Forbearance Covenants. Except (a) as expressly contemplated by this Agreement, (b) as required by applicable Law, (c) as approved in advance in writing by Parent (which approval will not be unreasonably withheld, conditioned or delayed), or (d) as set forth on Section 6.02 of the Company Disclosure Letter, in addition to and without prejudice to the rights of Parent under the Investor Rights Agreement (including Section 2.05 (Investor Consent) thereof), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Closing, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly.

(a) amend its certificate of incorporation, bylaws or other similar organizational documents, other than in immaterial respects;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Stock Plan or to satisfy tax withholding obligations in connection with the exercise of a Company Option or settlement of a Company RSU or Company PSU;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or Subsidiary Securities, other than the issuance of (A) any shares of Company Common Stock upon the exercise of Company Options in accordance with the terms of those options on the date of this Agreement, (B) any shares of Company Common Stock upon the settlement of Company RSUs or Company PSUs in accordance with the terms of those restricted stock units on the date of this Agreement and (C) any Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Subsidiary Security, except as required by the terms of any Employee Plan;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that has been made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $500,000 individually or $1,000,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) assets, supplies, parts, products and other properties in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice and (ii) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $10,000 individually or $250,000 in the aggregate;

(f) sell, lease, license, sublicense, otherwise transfer, abandon, permit to lapse, fail to maintain, fail to enforce or protect, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory products or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales of assets, securities, properties, interests or businesses with a sale price (including any related assumed indebtedness) that does not exceed $10,000 individually or $25,000 in the aggregate and (iii) entering into non-exclusive licenses in the ordinary course of business consistent with past practice;

(g) other than in connection with actions permitted by Section 6.02(d), make any loans, advances or capital contributions to, or investments in, any other Person, including advances of employment-related expenses to employees of the Company or any of its Subsidiaries (other than loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries), other than in the ordinary course of business consistent with past practice;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof;

(i) other than in the ordinary course of business consistent with past practice, (i) enter into any Contract which would be a Material Contract or (ii) amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries;

(j) settle any material lawsuit before a Governmental Authority, except for settlements that involve monetary remedies with a value not in excess of $100,000 (net of amounts covered by insurance or indemnification agreements with third parties) and do not impose material equitable relief against the Company or any of its Subsidiaries;

(k) except as listed on Section 6.02(k) of the Company Disclosure Letter or required by applicable Law or under the terms of any Employee Plan in effect on the date hereof (i) grant any or enter into any employment or consulting agreements with Service Providers whose service begins after the date of this Agreement (other than pursuant to severance agreements, employment or consulting agreements that are (X) in the ordinary course of business, (Y) consistent with past practice and (Z) otherwise permitted by this Section 6.02), (ii) grant any retention or termination pay to, or amend any severance, retention, termination, employment, consulting, bonus, change in control agreement with any current or former Service Provider, (iii) increase the compensation or benefits provided to any current or former Service Provider (other than increases in base compensation of not more than 3.5% to employees other than Key Employees), (iv) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (v) establish, adopt, enter into or amend any Employee Plan or Collective Bargaining Agreement (and will not implement the Company’s Employee Stock Purchase Plan), (vi) hire any employees other than to fill vacancies arising due to terminations of employment of employees other than Key Employees or (vii) terminate the employment of any Key Employees other than for cause;

(l) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act, as agreed to by its independent public accountants;

(m) make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability or seek or obtain any ruling from a Governmental Authority with respect to Taxes; or

(n) agree, resolve or commit to do any of the foregoing.

Section 6.03. No Solicitation; Company Board Recommendation Change.

(a) Subject to Section 6.03(b), until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Effective Time, without Parent’s written consent, the Company shall not, shall procure that its Subsidiaries and their respective directors, officers and employees do not and will not, and shall use reasonable best efforts to procure that the investment bankers, attorneys, accountants and other advisors or representatives of the Company and its Subsidiaries do not and will not (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives collectively, the “Representatives”), directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage any Acquisition Proposal or Acquisition Transaction or enter into, or (ii) undertake to enter into or enter into, any Contract for an Acquisition Transaction, or any Contract requiring the Company to abandon, terminate or fail to consummate the Transaction, other than a confidentiality agreement entered into in connection with the Company’s consideration of an Acquisition Transaction or Acquisition Proposal in compliance with Section 6.03(b). From the date hereof and through the earlier to occur of the Effective Time or the termination of this Agreement in accordance with its terms, the Company, its Subsidiaries and their respective Representatives shall (A) promptly advise Parent in writing of the receipt of any Acquisition Proposal (including the specific terms thereof and the identity of the other individual or entity or individuals or entities involved), (B) promptly furnish to Parent a copy of any such Acquisition Proposal in addition to a copy of any information provided to or by any third party relating thereto and (C) keep Parent reasonably informed, on a prompt basis, of the status and terms of any such Acquisition Proposal. Any breach of the terms of this Section 6.03 by any Subsidiary or Representative of the Company (as if it were a party hereto) shall be deemed a breach by the Company.

(b) Notwithstanding Section 6.03(a), if the Company receives an Acquisition Proposal that was not received as a result of a breach of Section 6.03(a) and the Company Board determines that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, then (i) the Company may respond to, engage in discussions with and provide information regarding the Company to, the person making such proposal and (ii) at any time prior to obtaining the Requisite Stockholder Approval, the Company Board (acting on the recommendation of the Special Committee) may effect a Company Board Recommendation Change with respect to such Acquisition Proposal and, after complying with the terms of this Section 6.03, terminate this Agreement pursuant to Section 9.01(h) if, in each case, the Company Board (acting on the recommendation of the Special Committee) shall have determined in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided, that the Company Board shall not effect a Company Board Recommendation Change or terminate this Agreement pursuant to Section 9.01(h) unless (A) the Company shall have notified Parent, in writing and at least five (5) Business Days prior to effecting a Company Board Recommendation Change, of its intention to take such action (which notice shall not constitute a Company Board Recommendation Change), (B) the Company shall have negotiated with Parent in good faith (to the extent requested by Parent) regarding any modifications to the terms and conditions of this Agreement proposed by Parent in writing during such five (5) Business Day period following delivery by the Company of such notification, and (C) if Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such five (5) Business Day period, the Company Board (acting on the recommendation of the Special Committee) shall have determined in good faith (after consultation with outside counsel and its financial advisor), after considering the terms of such offer by Parent, that such Acquisition Proposal continues to be a Superior Proposal and that the failure to make such Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law.

(c) Notwithstanding Section 6.03(a), upon the occurrence of an Intervening Event, the Company Board (acting on the recommendation of the Special Committee) may effect a Company Board Recommendation Change if the Company Board (acting on the recommendation of the Special Committee) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law; provided, that, the Company Board shall not effect such a Company

Board Recommendation Change unless: (i) the Company shall have notified Parent, in writing and at least five (5) Business Days prior to effecting a Company Board Recommendation Change, of its intention to take such action, (ii) the Company shall have negotiated with Parent in good faith (to the extent requested by Parent) regarding any modifications to the terms and conditions of this Agreement proposed by Parent in writing during such five (5) Business Day period following delivery by the Company of such notification, and (iii) if Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such five (5) Business Day period, the Company Board (acting on the recommendation of the Special Committee) shall have determined in good faith (after consultation with outside counsel and its financial advisor), after considering the terms of such offer by Parent, that the failure to make a Company Board Recommendation Change in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law.

(d) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9, Item 1012(a) of Regulation M-A promulgated under the Exchange Act or Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any disclosure to the Company’s stockholders if the Company Board (acting on the recommendation of the Special Committee) determines (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided that any Company Board Recommendation Change may only be made in accordance with Section 6.03(b) or Section 6.03(c). For the avoidance of doubt, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto (without including a reaffirmation) shall not be deemed a Company Board Recommendation Change.

Section 6.04. Stockholder Litigation. From and after the date hereof, the Company shall as promptly as reasonably practicable advise Parent of any claim, action, suit or proceeding (including derivative claims) commenced against the Company and/or its directors or executive officers relating to this Agreement, the Transaction, any other Transaction Documents or any transactions contemplated thereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any such claim, action, suit or proceeding and shall give reasonable and good faith consideration to Parent’s views with respect thereto. The Company shall not agree to any settlement of any such claim, action, suit or proceeding without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.05. No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Closing. Prior to the Closing Date, Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Article 7
Additional Covenants

Section 7.01. Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent will (and will cause its controlled Affiliates to, if applicable), on the one hand, and the Company will (and will cause its controlled Affiliates to, if applicable), on the other hand, use their respective reasonable best efforts to (i) take (or cause to be taken) all actions, (ii) do (or cause to be done) all things, and (iii) assist and cooperate with the other Party in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Transaction, including by using reasonable best efforts to:

(A) cause the conditions to the Transaction set forth in Article 8 to be satisfied;

(B) (1) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Transaction;

(C) obtain all consents, waivers and approvals and deliver all notifications from or to any third parties in connection with this Agreement and the consummation of the Transaction that are necessary or advisable to consummate the Transaction; and

(D) execute and deliver any Contracts and other instruments that are reasonably necessary to consummate the Transaction.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 7.01 or elsewhere in this Agreement, including the payment of the applicable filing fee for the submission of the CFIUS Notice by Parent, none of the Parties or any of their Subsidiaries will be required to agree to (i) payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing conditions and obligations, in each case, in connection with the Transaction, including in connection with obtaining any consent pursuant to any Material Contract.

(c) Section 7.01(a) shall not apply to filings under Section 721, which shall be governed by the obligations set forth in Section 7.02 below.

Section 7.02. Regulatory Filings.

(a) Filing Under Antitrust Laws. Parent and the Company will (i) make the filings listed on Section 7.02(a) of the Company Disclosure Letter required to be made under applicable Antitrust Laws in connection with the Transaction; (ii) cooperate and coordinate (and cause its respective controlled Affiliates to cooperate and coordinate) with the other in the making of any such filings with any Governmental Authority (if any) under applicable Antitrust Laws in connection with the Transaction; (iii) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (iv) supply (or cause to be supplied) any additional information that reasonably may be required or requested by the Governmental Authorities of any applicable jurisdiction in which any such filing is made; and (v) use reasonable best efforts to take all action necessary, proper or advisable to (A) cause the expiration or termination of the applicable waiting periods pursuant to any Antitrust Laws (to the extent applicable to this Agreement or the Transaction); and (B) obtain any required consents pursuant to any Antitrust Laws (to the extent applicable to this Agreement or the Transaction), in each case as promptly as reasonably practicable. Parent (and its Affiliates, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, will promptly inform the other of any communication from any Governmental Authority regarding the Transaction in connection with such filings. If either Party or Affiliate thereof receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Transaction pursuant to any Antitrust Laws applicable to the Transaction, then such Party will make (or cause to be made), as promptly as practicable and after consultation with the other Party, an appropriate response to such comments or request; provided that neither Party may extend any waiting period or enter into any agreement or understanding with any Governmental Authority without the permission of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) CFIUS Notice. Subject to the further terms and conditions of this Agreement, Parent and the Company shall use reasonable best efforts to obtain the CFIUS Approval. Pursuant to Section 721, Parent and the Company shall use mutual reasonable efforts to submit, no later than ten (10) Business Days after the date hereof (unless a longer date is agreed in writing by the Parties), a draft joint voluntary notice to CFIUS with respect to the Transaction (the “Draft CFIUS Notice”). After receipt of confirmation that CFIUS has no further comments or inquiries related to the Draft CFIUS Notice, Parent and the Company shall promptly, and in any event no later than ten (10) Business Days after such confirmation, submit a formal joint voluntary notice to CFIUS with respect to the Transaction (the “CFIUS Notice”). Parent shall be responsible for paying the applicable filing fee for the submission of the CFIUS Notice. The Company and Parent shall permit counsel for the other Party reasonable opportunity to review in advance, and consider in good faith, the views of the other Party in connection with, any proposed written communication to CFIUS pertaining to the substance of the Draft CFIUS Notice, CFIUS Notice or substantive matters related to the CFIUS process, and any Party engaging in telephonic or other oral discussions with CFIUS shall promptly inform the other Party of such discussion; provided that this Section 7.02(b) shall not apply to the extent such communications (i) involve confidential business information, or

(ii) relate purely to administrative matters such as the scheduling of calls, submission logistics, and non-substantive process steps. No Party shall independently participate in any in-person meeting, videoconference, or teleconference with any Governmental Authority with respect to any filings, review, investigation or other inquiry without giving the other Party sufficient prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting. Notwithstanding anything in this Agreement to the contrary, Parent’s obligations to use reasonable best efforts to obtain the CFIUS Approval shall not obligate Parent to agree to any Burdensome Condition.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company and Parent shall (and shall cause their respective controlling Persons, controlled Affiliates and Subsidiaries, respectively, to), subject to any restrictions under applicable Laws: (i) promptly notify the other Party of, and, if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of the contents of) any communication received by such Person from a Governmental Authority in connection with the Transaction and permit the other Party to review, discuss, comment on in advance and propose reasonable changes to (and shall consider in good faith any comments made or changes proposed by the other Party in relation to) any proposed draft notifications, formal notifications, filing, submission, other communication, proposal, remedy, or commitment (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith or in relation thereto) made, proposed, or offered in connection with the Transaction to a Governmental Authority; (ii) keep the other Party informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transaction and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party, and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transaction; and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Transaction without giving the other Party reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Subject to restrictions under applicable Law, the Company will not, without the prior written consent of Parent, enter into any agreement, proposal or commitment with any Governmental Authority related to this Agreement or the transactions contemplated by this Agreement. However, the Company and Parent may each designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company and Parent may redact any valuation and related information before sharing any information provided to any Governmental Authority with the other Party on an “outside counsel” only basis, and that the Company and Parent shall not in any event be required to share information that benefits from legal privilege with the other Party, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege.

(d) Limitations on Action. Notwithstanding anything to the contrary in this Section 7.02, nothing in this Section 7.02 or this Agreement shall require or obligate Parent to agree, propose, commit to, or effect, or otherwise be required, by consent decree, hold separate, or otherwise, any sale, divestiture, hold separate, or any other action otherwise limiting the freedom of action in any respect with respect to any businesses, products, rights, services, licenses, assets, or interest therein, of Parent, the Company or the Surviving Corporation and any of their respective Affiliates.

Section 7.03. Proxy Statement; Schedule 13E-3.

(a) Proxy Statement. As promptly as practicable following the date hereof, the Company (with the assistance and cooperation of Parent as reasonably requested by the Company) will prepare and, as promptly as practicable following the date of this Agreement, file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 6.03, the Company shall include the Company Board Recommendation in the Proxy Statement. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the Company Stockholders, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such document or response, which comments, if any, the Company shall consider in good faith.

(b) Schedule 13E-3. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (such transaction statement, including any amendment or supplement thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement. No filing of the Schedule 13E-3 shall be made by any Party without providing the other Parties with a reasonable opportunity to review and comment thereon.

(c) Furnishing Information. The Company, on the one hand, and Parent, on the other hand, will promptly furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement and the Schedule 13E-3 and the resolution of comments from the SEC (or the staff of the SEC) with respect thereto. The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act. Each of the Company and Parent agrees, as to itself and its Subsidiaries, that the Schedule 13E-3 will comply in all material respects with the applicable provisions of the Exchange Act. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Parent or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders. The Company and Parent shall ensure that none of the information supplied by it for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that (i) the Company assumes no responsibility with respect to information supplied by or on behalf of Parent or its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 and (ii) Parent and Merger Sub assume no responsibility with respect to information supplied by or on behalf of the Company, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3.

(d) Consultation Prior to Certain Communications. The Company, on the one hand, and Parent, on the other hand, shall not (and shall cause each of their respective controlled Affiliates not to) communicate in writing with the SEC or its staff with respect to the Proxy Statement or the Schedule 13E-3 without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Party or its counsel.

(e) Notices. The Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for: (i) any amendment or revisions to the Proxy Statement or the Schedule 13E-3; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement or the Schedule 13E-3; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(f) Dissemination of Proxy Statement. Subject to applicable Law, the Company will use its reasonable best efforts to cause the definitive Proxy Statement and the Schedule 13E-3 to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement and the Schedule 13E-3 (which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth calendar day after making the initial filing of the preliminary Proxy Statement).

Section 7.04. Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Following the clearance of the Proxy Statement by the SEC, the Company shall duly call and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable (taking into account the time necessary to solicit proxies for the approval of the Transaction) following the mailing of the Proxy Statement to the Company Stockholders, which mailing will be initiated as promptly as practicable following the confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement and the Schedule 13E-3, for the purpose of obtaining the Requisite Stockholder Approval. Subject to Section 6.03, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting (provided that the Company shall have consulted Parent prior to such postponement or adjournment): (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or receives a request from the SEC or its staff; or (iv) if the Company Board, or any duly authorized committee thereof, has determined in good faith (after consultation with outside legal counsel) that it is necessary under applicable Law to postpone or adjourn the Company Stockholder Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders. Notwithstanding the foregoing, (A) the Company shall not, without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), postpone the Company Stockholder Meeting for more than twenty (20) U.S. Business Days in the aggregate or set a new record date with respect to such postponement, and (B) the Company shall, at the request of Parent, to the extent permitted by applicable Law, adjourn the Company Stockholder Meeting to a date specified by Parent and the Company (taking into account the time necessary to solicit proxies) if a quorum is absent at the Company Stockholder Meeting or if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Stockholder Approval.

(c) Stockholder Vote. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 7.04 (including its obligations to hold the Company Stockholder Meeting) shall not be affected by the making of a Company Board Recommendation Change.

Section 7.05. Anti-Takeover Laws. The Company and Parent will: (a) take all actions within their power to ensure that no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover Law (including Section 203 of the DGCL), statute or similar statute or regulation is or becomes applicable to the Transaction or the transactions contemplated by the other Transaction Documents; and (b) if any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover Law (including Section 203 of the DGCL), statute or similar statute or regulation becomes applicable to the Transaction or the transactions contemplated by the other Transaction

Documents, take all actions within their power to ensure that the Transaction and the transactions contemplated by the other Transaction Documents may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and the other Transaction Documents and otherwise to minimize the effect of such statute or regulation on the Transaction or the transactions contemplated by the other Transaction Documents.

Section 7.06. Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Closing, the Company will afford Parent reasonable access, consistent with applicable Law, during normal business hours, upon reasonable advance notice provided in writing to Dennis Chang, interim Chief Financial Officer of the Company, or another Person designated in writing by the Company, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that: (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) (subject to the Company’s obligations under Section 6.03) such disclosure relates to interactions with other prospective buyers or transaction partners of the Company or the negotiation of this Agreement and the Transaction, or information relating to the analysis, valuation or consideration of the Transaction; (d) access to a Contract to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (e) access would result in the disclosure of any trade secrets of third Persons; or (f) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided that the Company shall use commercially reasonable efforts to provide such documents or information in a manner that does not violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, any Contract or cause such documents or information to cease to benefit from legal privilege, including by redacting or obtaining consent in connection therewith; provided, however, that in no event shall the Company (i) be required to amend or enter into a new Contract in order to effectuate the foregoing, or (ii) incur any expenses (other than de minimis expenses) relating to any of the foregoing. Nothing in this Section 7.06 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals or opinions. Any investigation conducted pursuant to the access contemplated by this Section 7.06 will be conducted in a manner that (i) does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 7.06. All requests for access pursuant to this Section 7.06 must be directed to Dennis Chang, the Interim Chief Financial Officer of the Company, or another person designated in writing by the Company.

Section 7.07. Notification of Certain Matters. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 9 and the Closing Date, the Company will give prompt notice to Parent upon the discovery by any of the Knowledge Persons and Parent will give prompt notice to the Company upon discovery by it: with respect to the Company, of any failure (or reasonably expected failure) of the conditions to the obligations of Parent or Merger Sub set forth in Section 8.02(a) (Company Representations and Warranties), Section 8.02(b) (Performance of Obligations of the Company) or Section 8.02(d) (Company Material Adverse Effect) and (iv) (with respect to Parent) Section 8.03(a) (Parent Representations and Warranties) or Section 8.03(b) (Performance of Obligations of Parent), to be satisfied at the Closing or the satisfaction of which to be materially delayed, except that no such notification will modify any representation, warranty or covenant of the Company, Parent or Merger Sub, as applicable, set forth in this Agreement or the conditions to the obligations of the Company, Parent and Merger Sub, as applicable, to consummate the Transaction or the remedies available to the Parties under this Agreement.

Section 7.08. Public Statements and Disclosure. The initial press releases with respect to the execution of this Agreement shall be made by each Party, which shall be coordinated with and approved in writing by the other Party prior to the release thereof. Following such initial press releases, the Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the Company or Parent shall not be obligated to engage in such consultation with respect to communications that are (a) principally directed to employees, suppliers, customers, partners or vendors or (b) not materially inconsistent with public statements previously made in accordance with this Section 7.08; provided, further, however, that the restrictions set forth in this Section 7.08 shall not apply to any release or public statement in connection with any dispute between the Parties regarding this Agreement or the Transaction.

Section 7.09. Delisting. Prior to the Effective Time, the Company and Parent shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Law and rules and policies of NASDAQ to enable the delisting of the shares of Company Common Stock and the Public Warrants from NASDAQ and the deregistration of the shares of Company Common Stock and the

Public Warrants under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.10. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors and officers of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries’ request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent (in the case of Parent, as if it were the Surviving Corporation) permitted by the DGCL or any other applicable Law, or as provided under the Company’s Charter and Bylaws in effect on the date hereof, provided that all rights to indemnification in respect of any claim made within such period shall continue until the disposition of the applicable action or resolution of the applicable claim.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s Charter and Bylaws (or in such documents of any successor to the business of the Surviving Corporation) or in any agreement between the Company or any of its Subsidiaries and any Indemnified Person, regarding elimination of liability of directors, indemnification of directors and officers and advancement of fees, costs and expenses to directors and officers that are at least as favorable to the intended beneficiaries as the corresponding provisions in existence on the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(c) Parent shall, or shall cause the Surviving Corporation to continue to, maintain in effect for six years after the Effective Time the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) in place as of the date hereof or purchase comparable D&O Insurance for such six-year period, in each case with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence a premium amount in excess of 250% of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of their successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.10.

(e) The rights of each Indemnified Person under this Section 7.10 shall be in addition to any rights such Person may have under the Charter or Bylaws of the Company or any of its Subsidiaries, under DGCL or any other applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and their successors, assigns and heirs, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Person may have by contract or otherwise. This Section 7.10 may not be amended, altered, or repealed after the Effective Time in any manner so as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected person.

Section 7.11. Employee Matters.

(a) For a period commencing at the Effective Time and ending on the first anniversary thereof (or, such shorter period of employment, as the case may be), each Service Provider who continues to provide services to the Surviving Corporation or any of their respective Subsidiaries (each, a “Continuing Employee”) shall receive from the Surviving Corporation compensation and benefits (other than equity or equity-based compensation, retention and change in control payments, defined benefit pension benefits and retiree medical benefits) that are substantially comparable in the aggregate to such compensation and benefits as in effect immediately prior to the Effective Time.

(b) Parent shall use commercially reasonable efforts to, and to cause its Affiliates (including the Surviving Corporation or the relevant Subsidiary) to, ensure that, as of the Closing Date, each Continuing Employee receives full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual, defined benefit pension plan or retiree medical, life insurance or other welfare benefits, any plan that is frozen or closed to new entrants) for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company or a Subsidiary provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Parent shall, or shall cause the Surviving Corporation or relevant Subsidiary to, credit to Continuing Employees the amount of vacation time that such employees had accrued under any applicable Employee Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant

Subsidiary for the benefit of any Continuing Employees, Parent shall (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c) At any time prior to the Closing, upon request of Parent, the Company shall cooperate with Parent in the negotiation of, and shall execute and deliver, and shall cause any applicable Subsidiaries to execute and deliver, as applicable, (i) each of the New Employment Agreements with each of the Key Employees and (ii) any other employment agreements with any other employees reasonably designated by Parent, in each case, with such agreements in forms reasonably satisfactory to Parent and to be effective immediately upon the Closing.

(d) Without limiting the generality of Section 10.06, the provisions of this Section 7.11 are solely for the benefit of the Parties, and no current or former Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.11. Nothing herein shall be deemed to establish, amend or modify any Employee Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates. Neither Parent nor any of its Affiliates shall be obligated to continue to employ any Continuing Employee for any period of time following the Effective Time and neither Parent nor any of its Affiliates will be precluded from terminating any Continuing Employee for any reason.

Section 7.12. Section 16 Matters. Prior to the Effective Time, each Party shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock in connection with the transactions contemplated by this Agreement (including derivative securities of such shares of Company Common Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.13. Voting of Parent Shares.

(a) Parent shall, and shall cause its controlled Affiliates to (i) vote all shares of Company Common Stock beneficially owned by Parent and its controlled Affiliates as of the record date (including any Conversion Shares that have been issued as of the record date but not any share of Series A Preferred Stock prior to conversion) for the Company Stockholder Meeting in favor of any matters necessary for consummation of the Transactions contemplated by this Agreement and (ii) refrain from taking any action that would adversely affect, or result in the rescindment of, or amendment to, the Koito Approval.

(b) For the avoidance of doubt, Parent shall be entitled, but not required, to convert at any time any number of shares of Series A Preferred Stock into the Company Common Stock, in accordance with, and subject to the terms and conditions set forth in, the Series A Certificate of Designations and the Investor Rights Agreement. Any such shares of Company Common Stock upon conversion will be subject to the voting requirements of subsection (a) above.

Section 7.14. Conduct of Business of Parent and Merger Sub Pending the Transaction. Each of Parent and Merger Sub agrees that, from the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 9, it shall not take any action (including any action with respect to a third party) that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially delay, impede or hinder the ability of Parent or Merger Sub to consummate the Transaction.

Section 7.15. Obligations of Merger Sub. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation. Parent will take all action necessary to cause Merger Sub and, following the Effective Time, the Surviving Corporation, to perform their respective obligations pursuant to this Agreement and to consummate the Transaction upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

Section 7.16. Indirect Capital Gains Tax. The Parties shall cooperate in good faith to determine whether any Indirect Capital Gains Tax will apply to the transactions contemplated by this Agreement and, if necessary, make any required tax filings in connection with the foregoing.

Section 7.17. Non-USRPHC Certificate. On or prior to Closing, the Company shall deliver, or cause to be delivered, to Parent:

(a) a duly executed certificate, dated not more than 30 days prior to the Closing Date, satisfying the requirements of Treasury Regulations Section 1.897-2(h) and 1.1445-2(c)(3) and stating that the equity interests in the Company (including the Series A Preferred Stock) are not “United States real property interests,” and

(b) a notice to the Internal Revenue Service in accordance with Treasury Regulations Section 1.897-2(h).

Article 8
Conditions to the Transaction

Section 8.01. Conditions to Each Party’s Obligations to Effect the Transaction. The respective obligations of the Parties to consummate the Transaction are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions:

(a) Requisite Stockholder Approval. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order or other legal or regulatory restraint or prohibition preventing the consummation of the Merger, in each case, issued by a court or other Governmental Authority of competent jurisdiction will be in effect, and no Law will have been enacted, entered, enforced or deemed applicable to the Transaction by a Governmental Authority of competent jurisdiction, that in each case prohibits, makes illegal, or enjoins the consummation of the Transaction.

Section 8.02. Conditions to the Obligations of Parent. The obligations of Parent to consummate the Transaction will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Company Representations and Warranties.

(i) Other than the Company Fundamental Representations and the representation and warranty of the Company set forth in Section 4.12(b), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that have not had and would not reasonably be expected to have a Company Material Adverse Effect; and

(ii) The Company Fundamental Representations will be true and correct in all material respects (except those representations and warranties of the Company contained in Section 4.07 which shall be true and correct (other than de minimis inaccuracies)) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Governmental Approvals. The CFIUS Approval shall have been obtained, and such CFIUS Approval shall be in full force and effect.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement.

(e) Officer’s Certificate. Parent will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.02(a), Section 8.02(b), Section 8.02(c) and Section 8.02(d) have been satisfied.

Section 8.03. Conditions to the Company’s Obligations to Effect the Transaction. The obligations of the Company to consummate the Transaction are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Parent Representations and Warranties. The Parent Fundamental Representations will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

(b) Performance of Obligations of Parent. Parent will have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent, validly executed for and on behalf of Parent and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

Article 9
Termination, Amendment and Waiver

Section 9.01. Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) Termination by Agreement. At any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Parent and the Company;

(b) Illegality. By Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if: (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transaction is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger in any such case, and has become final and non-appealable; or (ii) any statute, rule, regulation or order has been enacted, entered, enforced or deemed applicable to the Merger that permanently prohibits, makes illegal or enjoins the consummation of the Transaction, except that the right to terminate this Agreement pursuant to this Section 9.01(b) will not be available to any Party that has breached its obligations to resist appeal, obtain consent pursuant to, resolve or lift, as applicable, such statute, rule, regulation or order;

(c) End Date. By Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Closing has not occurred by 11:59 p.m., New York City time, on April 29, 2025 or such later date as may be agreed to by the Parties (the “End Date”); provided, however, that if on the End Date any of the conditions set forth in Section 8.01(b) (to the extent relating to the CFIUS Approval) or Section 8.02(c) shall not have been satisfied but all other conditions set forth in Article 8 shall have been satisfied or waived or shall then be capable of being satisfied if the Closing were to take place on such date, then the End Date shall, at the election of either Parent or the Company, be extended to 11:59 p.m., New York City time, on July 29, 2025; provided, that the right to terminate this Agreement pursuant to this Section 9.01(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (i) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Transaction set forth in Article 8 prior to the End Date or (ii) the failure of the Closing to have occurred prior to the End Date;

(d) No Requisite Stockholder Approval. By Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on the Transaction is taken, except that the right to terminate this Agreement pursuant to this Section 9.01(d) will not be available to (x) any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof) or (y) Parent if Parent and its controlled Affiliates fail to vote all shares of Common Stock beneficially owned by them as of the record date for the Company Stockholder Meeting in favor of any matters necessary for consummation of the transactions contemplated by this Agreement;

(e) Company Board Recommendation Change. By Parent, at any time prior to the Company’s receipt of the Requisite Stockholder Approval, if the Company Board has effected a Company Board Recommendation Change; provided, that any such termination by Parent pursuant to this Section 9.01(e) must occur within five (5) Business Days of the Company Board Recommendation Change;

(f) Termination for Company Breach. By Parent, at any time prior to the Effective Time, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 8.02(a) (Company Representations and Warranties) or Section 8.02(b) (Performance of Obligations of the Company), except that Parent will not be entitled to terminate this Agreement pursuant to this Section 9.01(f) prior to the earlier of (i) the day immediately preceding the End Date (as it may be extended) and (ii) the date that is thirty (30) days after the delivery by Parent to the Company of written notice of such breach stating Parent’s intention to terminate this Agreement pursuant to this Section 9.01(f) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach has been cured prior to the end of such period; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(f) if Parent is then in breach of any representation, warranty, agreement or covenant contained in this Agreement which breach would result in a failure of a condition set forth in Section 8.03(a) (Parent Representations and Warranties) or Section 8.03(b) (Performance of Obligations of Parent);

(g) Termination for Parent Breach. By the Company, at any time prior to the Effective Time, if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 8.03(a) (Parent Representations and Warranties) or Section 8.03(b) (Performance of Obligations of Parent), except that the Company will not be entitled to terminate this Agreement pursuant to this Section 9.01(g) prior to the earlier of (i) the day immediately preceding the End Date (as it may be extended) and (ii) the date that is thirty (30) days after the delivery by the Company to Parent of written notice of such breach stating the Company’s intention to terminate this Agreement pursuant to this Section 9.01(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach has been cured prior to the end of such period; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(g) if the Company is then in breach of any representation, warranty, agreement or covenant contained in this Agreement which breach would result in a failure of a condition set forth in Section 8.02(a) (Company Representations and Warranties) or Section 8.02(b) (Performance of Obligations of the Company); and

(h) Superior Proposal Termination. By the Company, at any time prior to the Company’s receipt of the Requisite Stockholder Approval, if the Company Board (acting on the recommendation of the Special Committee) determines to terminate this Agreement with respect to a Superior Proposal in accordance with Section 6.03(b);

provided that, (i) the Company shall have complied with Section 6.03(b) and (ii) prior to or substantially concurrently with such termination, the Company pays to Parent the Company Termination Fee.

Section 9.02. Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 9.01 (other than pursuant to Section 9.01(a) (Termination by Agreement)) must deliver prompt written notice thereof to the other Party specifying the provision of Section 9.01 pursuant to which this Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. In the event that this Agreement is terminated and the Merger abandoned pursuant to Section 9.01, written notice thereof shall be given to the other Party or Parties, specifying the provisions of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any of its Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 9.02(c) or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the Parties acknowledge and agree shall not necessarily be limited to reimbursement of Expenses or out-of-pocket costs), and, in the case of liabilities or damages payable by Parent and Merger Sub, would include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders) (taking into consideration all relevant matters, including lost stockholder premium and the time value of money), which shall be deemed in such event to be damages of such party, resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 9.02(c), the aggrieved party shall be entitled to all rights and remedies available at law or in equity; and provided, further, that the Confidentiality Agreement and this Section 9.02, Section 9.03 and Article 10 will each survive the termination of this Agreement. Nothing in this Agreement shall limit or prevent any party from exercising any rights or remedies it may have under Section 10.08 in lieu of terminating this Agreement pursuant to Section 9.01.

(c) Payments. Notwithstanding the foregoing:

(i) the Company shall pay the Company Termination Fee to Parent (A) within two (2) Business Days after such termination, if this Agreement is terminated by Parent pursuant to Section 9.01(e) (Company Board Recommendation Change), (B) prior to or substantially concurrently with such termination, if this Agreement is terminated by the Company pursuant to Section 9.01(h) (Superior Proposal Termination), or (C) within two (2) Business Days after the consummation of an Acquisition Transaction, if this Agreement is terminated (x) by either Party pursuant to Section 9.01(c) (End Date) and the Requisite Stockholder Approval has not been obtained prior to the End Date, (y) by either Party pursuant to Section 9.01(d) (No Requisite Stockholder Approval)

or (z) by Parent pursuant to Section 9.01(f) (Termination for Company Breach) (but only to the extent relating to an intentional breach of Section 6.03(a)), and in each case of (x), (y) and (z): (1) prior to such termination an Acquisition Proposal shall have been publicly disclosed and not withdrawn or otherwise made to the Company Board or the Special Committee and not withdrawn, and (2) within twelve (12) months following the date of such termination of this Agreement the Company shall have consummated any Acquisition Proposal (it being understood for all purposes of this Section 9.02(c)(i), all references in the definition of Acquisition Proposal to “20%” will be deemed to be references to “50%”); provided, that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, and

(ii) Parent shall pay the Parent Termination Fee to the Company within fifteen (15) Business Days after such termination, if this Agreement is terminated by: (x) either Parent or the Company pursuant to Section 9.01(c) (End Date) if (1) at the time of the termination of this Agreement, the conditions set forth in Section 8.01(b) (No Prohibitive Laws or Injunctions) or Section 8.02(c) (Governmental Approvals) (in each case, to the extent relating to the CFIUS Approval) were not satisfied or waived by the relevant Party or Parties; and (2) at the time of the termination of this Agreement, each of the conditions in Article 8, other the condition set forth in Section 8.01(b) (No Prohibitive Laws or Injunctions) or Section 8.02(c) (Governmental Approvals) (in each case, to the extent relating to the CFIUS Approval), was satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, but which conditions would have been satisfied if the Closing Date were the date of such termination and other than those conditions set forth in Section 8.03); (y) either Parent or the Company pursuant to Section 9.01(b) (Illegality) (to the extent relating to the CFIUS Approval) or (z) the Company pursuant to Section 9.01(g) (Termination for Parent Breach) by reason of a breach of Section 7.02(b) (CFIUS Notice) by Parent.

(iii) If a party hereto fails to promptly pay any amount due pursuant to this Section 9.02(c), and the other party commences a suit that results in a final and non-appealable judgment against the failing party for the amounts set forth in this Section 9.02(c), the failing party shall pay to the other party all reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including reasonable and documented attorney’s fees incurred in connection with any such action) (the “Termination Expenses”).

Section 9.03. Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that in the event that (i) the Company Termination Fee is paid by the Company to Parent in accordance with Section 9.02(c)(i), the Company Termination Fee (and, if applicable, the Termination Expenses) shall be Parent’s and Merger Sub’s sole and exclusive remedy under this Agreement except in the case of fraud and (ii) the Parent Termination Fee is paid by Parent to the Company in accordance with Section 9.02(c)(ii), the Parent Termination Fee (and, if

applicable, the Termination Expenses) shall be the Company’s sole and exclusive remedy under this Agreement except in the case of fraud.

Section 9.04. Fees and Expenses. Except as set forth in Section 9.02 hereof, (a) all fees and expenses (except for any Transfer Taxes) incurred in connection with this Agreement and the Transaction will be paid by the Party incurring such fees and expenses whether or not the Transaction is consummated, (b) any Transfer Taxes incurred in connection with this Agreement or the Transaction will be paid by the Party which has a legal obligation to do so.

Section 9.05. Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of Parent and the Company (pursuant to authorized action by the Company Board (at the direction of the Special Committee), or any duly authorized committee thereof), except that after the Company has received the Requisite Stockholder Approval, no amendment to this Agreement that requires the approval of the Company Stockholders, pursuant to applicable Law, may become effective without such approval.

Section 9.06. Extension; Waiver. At any time and from time to time prior to the Closing, either Party may, to the extent legally allowed and except as otherwise set forth herein: (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of either Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Article 10
General Provisions

Section 10.01. Notices. All notices, requests and other communications to a Party shall be in writing (including email transmission, so long as a receipt of such email is requested and received) and shall be given,

(i)	if to Parent to:

KOITO MANUFACTURING CO., LTD.
Sumitomo Fudosan Osaki Twin Bldg. East
5-1-18 Kitashinagawa
Shinagawa-ku, Tokyo 141-0001
Japan
Attn: Satoshi Kabashima
Email: s-kabashima@koito.co.jp

with copies (which will not constitute notice) to:

Nishimura & Asahi (Gaikokuho Kyodo Jigyo)
Otemon Tower
1-1-2 Otemachi
Chiyoda-ku, Tokyo 100-8124
Japan
Attn: Tatsuya Tanigawa
Email: t.tanigawa@nishimura.com

Davis Polk & Wardwell LLP
Izumi Garden Tower 33F
1-6-1 Roppongi
Minato-ku, Tokyo 106-6033
Japan
Attn: Ken Lebrun
Email: ken.lebrun@davispolk.com

(ii)	if to the Company to:

Cepton, Inc.
399 West Trimble Road
San Jose, CA 95131
United States of America
Attn: Dr. Jun Pei
Email: jun.pei@cepton.com

with a copy (which will not constitute notice) to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
United States of America
Attn: Paul Sieben
Email: psieben@omm.com

Attn: Noah Kornblith
Email: nkornblith@omm.com

Attn: Viq Shariff
Email: vshariff@omm.com

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

United States of America

Attn: Steven Tonsfeldt

Email: stonsfeldt@cooley.com

or to such other address or email address as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 10.02. No Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 10.02 shall not limit any covenant or agreement by the Parties that by its terms contemplates performance after the Effective Time.

Section 10.03. Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their controlled Affiliates at any time and, (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Sub of its obligations hereunder, enlarge, alter or change any obligation of any other Party or due to Parent or Merger Sub or prejudice the rights of the Persons set forth in Section 10.06.

Section 10.04. Confidentiality. The Company and Parent hereby acknowledge that the Company and Parent have previously executed a Non-Disclosure Agreement, dated as of January 11, 2024 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms. Each of (i) Parent and its Representatives, on the one hand, and (ii) the Company and its Representatives, on the other hand, will hold and treat all documents and information concerning the other Party furnished or made available to it or its Representatives in connection with the Transaction in accordance with the Confidentiality Agreement.

Section 10.05. Entire Agreement. This Agreement and the documents and instruments and other agreements between the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will: (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the

Closing and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the Parties thereto.

Section 10.06. Third Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the Parties, their respective successors and permitted assigns, except (i) after the Effective Time, the rights of each Indemnified Person hereunder pursuant to Section 7.10, (ii) after the Effective Time, the right of the holders of Company Common Stock, Company Options, Company RSUs, Company PSUs, Warrants and Earnout Shares to receive Merger Consideration or other relevant amounts pursuant to Article 3, and (iii) following the valid termination of this Agreement pursuant to Article 9 and subject to Section 9.02(b), the right of the Company, as sole and exclusive agent for and on behalf of the holders of Company Common Stock, Company Options, Company RSUs, Company PSUs, Warrants and Earnout Shares (each of which are third party beneficiaries of this Agreement solely to the extent required for this proviso to be enforceable), to pursue damages in accordance with this Agreement (which may include the benefit of the bargain lost by such holders) in the event of a breach hereof by Parent of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders. Notwithstanding anything to the contrary herein, in no event shall stockholders of the Company be entitled to pursue an action for specific performance, damages or any other remedy directly against any of Parent, Merger Sub or Holdco in connection with this Agreement prior to the Effective Time, and third party beneficiary status is expressly denied to stockholders if such status would result in such an entitlement.

Section 10.07. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Upon such a determination, the Parties agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as it is enforceable.

Section 10.08. Remedies.

(a) Remedies Cumulative. Except as set forth in Section 9.03 hereof or as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Notwithstanding anything else to the contrary herein, although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance). Except as set forth in the foregoing sentence, the Parties agree that (i) by seeking the remedies provided for in this Section 10.08 a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (ii) nothing set forth in this Section 10.08 shall require any Party hereto to institute any legal action or claim for (or limit any Party’s right to institute any legal action or claim for) injunctive relief or specific performance under this Section 10.08 prior or as a condition to exercising any termination right under Article 9 (and pursuing damages after such termination), nor shall the commencement of any legal action or claim pursuant to this Section 10.08 or anything set forth in this Section 10.08 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 9 or pursue any other remedies under this Agreement or applicable Law that may be available then or thereafter.

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that: (A) in addition to any other remedy to which they are entitled at Law or in equity, in the event of any breach or threatened breach by any Party of this Agreement, the non-breaching Party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement in accordance with its specified terms and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 9.02(c)(ii) are not intended to and do not adequately compensate the Company, on the one hand, or Parent, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement (including, without limitation, specific performance of any Party’s obligations to effect the Closing) is an integral part of the Transaction and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) The Parties agree not to raise any objections based on the adequacy of legal remedies or the enforceability of this Section 10.08 to the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company on the one hand, or Parent, on the other hand; and the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with the injunction to prevent breaches of this Agreement or enforcement of the terms and provisions of this Agreement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

(iii) Notwithstanding anything to the contrary in this Agreement, if prior to the End Date any Party initiates a Legal Proceeding against the other Party to enforce specifically the other Party’s obligation to consummate the Transaction if and when required to do so pursuant to Section 2.02, then the End Date will be automatically extended by: (A) the amount of time during which such Legal Proceeding is pending plus five (5) Business Days; or (B) such other time period established by the court presiding over such Legal Proceeding.

Section 10.09. Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the Transaction or the actions of Parent or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.10. Consent to Jurisdiction. Each of the Parties: (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transaction or this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 10.01 or in such other manner as may be permitted by applicable Law, and nothing in this Section 10.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event of any dispute or controversy relating to or arising out of this Agreement or the Transaction; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding relating to or arising out of this Agreement or the Transaction will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to or arising out of this Agreement or the Transaction in any court other than the Chosen Courts unless the Chosen Courts issue a final judgment determining that such court lacks jurisdiction. Parent and the Company agree that a final judgment and any interim relief (whether equitable or otherwise) in any

Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 10.11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12. No Recourse. This Agreement may only be enforced against, and any claims or causes of action that maybe based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as the Parties, including their respective successors and assigns and Persons that become Parties after the date hereof. Except as set forth in the immediately preceding sentence, no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any Party or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transaction or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Party, in no event shall either Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 10.13. Disclosure Letter References. Notwithstanding anything to the contrary herein, the Parties agree that any reference in a particular section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the relevant party that are contained in the corresponding section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof, would be reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect.

Section 10.14. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, ..jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

CEPTON, INC.

By:	/s/ Jun Pei
	Name:	Jun Pei
	Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

KOITO MANUFACTURING CO., LTD.

By:	/s/ Michiaki Kato
	Name:	Michiaki Kato
	Title:	President and COO

PROJECT CAMARO MERGER SUB, INC.

By:	/s/ Hideharu Konagaya
	Name:	Hideharu Konagaya
	Title:	President

[Signature Page to Merger Agreement]

EXHIBIT A
Form of Amended and Restated Certificate of Incorporation

[See Attached]

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CEPTON, INC.

FIRST: The name of the corporation is Cepton, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

FOURTH: (1) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is forty million (40,000,000) shares of capital stock, consisting of (i) thirty five million (35,000,000) shares of common stock, par value $0.00001 per share, and (ii) five million (5,000,000) shares of preferred stock, par value $0.00001 per share (the “Preferred Stock”).

(2) The Board of Directors is hereby expressly authorized, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any series of Preferred Stock then outstanding), to provide for the issuance of all or any shares of the Preferred Stock in one or more series of Preferred Stock, and to fix for each such series the voting powers, if any, designations, preferences and relative, participating, optional or other rights and qualifications, limitations or restrictions thereof, if any, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series and the number of shares constituting each such series, and to increase or decrease the number of shares of any such series to the extent permitted by the DGCL.

Pursuant to authority conferred by this ARTICLE FOURTH upon the Board of Directors, the Board of Directors created a series of 100,000 shares of Preferred Stock designated as Series A Convertible Preferred Stock by filing a certificate of designations with the Secretary of State of the State of Delaware on January 18, 2023. The voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the Series A Convertible Preferred Stock of the Corporation are set forth in Annex I hereto and are incorporated herein by reference.

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FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL.

EIGHTH: (1) No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this ARTICLE EIGHTH, because of amendments or modifications of the DGCL or otherwise, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to the effective date of such repeal or modification.

(2) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this ARTICLE EIGHTH(2) or otherwise. The rights to indemnification and

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advancement of expenses conferred by this ARTICLE EIGHTH(2) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

NINTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

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